Exhibit 10.1

FORM OF

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of             , 2016, is entered into by and among each of the holders listed on the signature pages hereto (each a “Holder” and, collectively, the “Holders”), and W&T Offshore, Inc., a Texas corporation (the “Company”).

WHEREAS, the Company is commencing an offer to exchange (the “Exchange Offer”) up to 100% of its outstanding 8.50% Senior Notes due 2019 (the “Existing Notes”) issued under the Indenture, dated as of June 10, 2011 (the “Indenture”), by and among the Company, the subsidiary guarantors identified therein and Wilmington Trust, National Association (as successor trustee to Wells Fargo Bank, National Association) (the “Trustee”), for (assuming 100% participation) (i) 62,100,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), which will represent approximately 45% of the Company’s Total Equity (as defined below) upon Consummation (as defined below), of the Company (the “Shares”), (ii) $202.5 million aggregate principal amount of new second lien exchange notes due May 2020 on terms substantially identical to the existing 9.00% second lien term loans (the “Existing Term Loan”), except that the interest on the new second lien exchange notes may be paid in kind at the option of the Company at a rate of 10.75% per annum for the 18 months after issuance and is otherwise payable in cash at a rate of 9.00% per annum (the “New Second Lien Notes”) and (iii) $180 million aggregate principal amount of new unsecured exchange notes due June 2021 (the “New Unsecured Notes”) on terms substantially identical to the Existing Notes, except that the interest on the New Unsecured Notes may be paid in kind at a rate of 10.00% per annum for the first 2 years after issuance and is otherwise payable in cash at a rate of 8.50% per annum, in each case, on the terms and subject to the conditions more fully set forth in the Offering Memorandum (as it may be amended and supplemented from time to time in a manner pursuant to the terms and subject to the conditions set forth herein, the “Offering Memorandum”, the Offering Terms Sections (as defined below) of which are attached hereto as Exhibit A), to be dated on or prior to the Required Launch Date (as defined below);

WHEREAS, the Company and certain Holders have entered into commitment papers whereby such Holders have agreed to provide up to $75,000,000 in additional capital through borrowings under a secured term loan facility to be entered into on or around the same date as the Consummation (as defined below) (such term loan financing, the “New Capital Financing” and, together with the Exchange Offer and the other transactions contemplated hereby, the “Transactions”);

WHEREAS, as of the date hereof, Holders Beneficially Own (as defined below) the Subject Existing Notes (as defined below); and

WHEREAS, in order to induce the Company to consummate the Exchange Offer, each Holder has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) “Additional Note Purchase” has the meaning set forth in Section 7(b) hereto.

(b) “Agreement” has the meaning set forth in the introductory paragraphs herein.

(c) “Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvement Acts of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any similar law enforced by any governmental antitrust entity of any jurisdiction regarding pre-acquisition notifications for the purpose of competition reviews of mergers and acquisitions, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

(d) “Beneficially Own” or “Beneficial Owner” with respect to any securities and any Person means that such Person owns such securities or such securities are owned by an investment fund over which such Person has sole investment and management authority.

(e) “Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions are not required to be open in the State of New York.

(f) “Commission” means the Securities and Exchange Commission.

(g) “Common Stock” has the meaning set forth in the introductory paragraphs herein.

(h) “Company Group” means the Company and its direct and indirect subsidiaries.

(i) “Company Reports” has the meaning set forth in Section 5(j) hereto.

(j) “Confidentiality Agreement” means a confidentiality agreement entered into between the Company and a Holder in connection with evaluation of the Transactions, as amended and supplemented.

(k) “Consummation” means the successful consummation of the Exchange Offer on or prior to the End Date, all on the terms and conditions set forth herein and in the Offering Memorandum.

(l) “Consummation Conditions” has the meaning set forth in Section 3(b) hereto.

(m) “Early Tender Deadline” means August 8, 2016.

(n) “Effective Date” shall mean the date that this Agreement shall become effective and that the obligations contained herein shall become binding and shall be the date that the Minimum Threshold Condition (as defined below) shall be satisfied; provided that the provisions of Section 23 hereof shall apply to signatories to this Agreement from the date of execution.

(o) “End Date” means September 15, 2016, as such date may be extended pursuant to the terms hereof.

(p) “Enforceability Exceptions” has the meaning set forth in Section 4(c) hereto.

(q) “Exchange Act” has the meaning set forth in Section 5(j) hereto.

(r) “Exchange Consideration” means for each $1,000.00 face amount of Existing Notes, (i) if tendered prior to the Early Tender Deadline, (A) 69 Shares, (B) $225 in principal amount of the New Second Lien Notes and (C) $200 in principal amount of New Unsecured Notes, and (ii) if tendered on or after the Early Tender Deadline, (A) 69 Shares, (B) $200 in principal amount of the New Second Lien Notes and (C) $200 in principal amount of New Unsecured Notes.

(s) “Exchange Offer” has the meaning set forth in the introductory paragraphs herein.

(t) “Existing Notes” has the meaning set forth in the introductory paragraphs herein.

(u) “Existing Term Loan” has the meaning set forth in the introductory paragraphs herein.

(v) “First Lien Credit Agreement” has the meaning set forth in Section 3(b) hereto.

(w) “GAAP” has the meaning set forth in Section 5(l) hereto.

(x) “Governmental Authority” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or quasi-governmental, regulatory or administrative authority, body or instrumentality, or any other Person lawfully empowered by any of the foregoing.

(y) “Holder” has the meaning set forth in the introductory paragraphs herein.

(z) “Holder Group” means each Holder, each of such Holder’s successors and assigns, and each of their respective members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives or their respective affiliated entities.

(aa) “HSR Act” has the meaning set forth in the definition of “Antitrust Laws.”

(bb) “HSR Approval” means, to the extent applicable, any waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated, and no Governmental Authority shall have applied for an injunction or other order under the Antitrust Laws of the United States or any state thereof with respect to the Exchange Offer.

(cc) “Indenture” has the meaning set forth in the introductory paragraphs herein.

(dd) “Material Adverse Effect” means any event, individually or in the aggregate, that (i) would reasonably be expected to have a material adverse effect on the consummation of the Transactions or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company Group as a whole.

(ee) “Minimum Tender Condition” has the meaning set forth in Section 3(b)(3).

(ff) “Minimum Threshold Condition” has the meaning set forth in Section 3(a) hereto.

(gg) “New Capital Financing” has the meaning set forth in the introductory paragraphs herein.

(hh) “New Second Lien Notes” has the meaning set forth in the introductory paragraphs herein.

(ii) “New Second Lien Notes Indenture” means the indenture governing the New Second Lien Notes substantially in accordance with the terms set forth in Exhibit E attached hereto.

(jj) “New Unsecured Notes” has the meaning set forth in the introductory paragraphs herein.

(kk) “New Unsecured Notes Indenture” means the indenture governing the New Unsecured Notes substantially in accordance with the terms set forth in Exhibit F attached hereto.

(ll) “Offering Memorandum” has the meaning set forth in the introductory paragraphs herein.

(mm) “Offering Terms Sections” means the sections of the Offering Memorandum attached hereto as Exhibit A.

(nn) “Participant” means each Holder and each other holder of an Existing Note that is a party now or hereafter to a contract, agreement, commitment or other obligation (written or oral) on substantially identical terms as this Agreement (each, a “Participant Agreement”).

(oo) “Permitted Modifications” has the meaning set forth in Section 7(d) hereto.

(pp) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

(qq) “Qualified Marketmaker” has the meaning set forth in Section 6(a)(2) hereto.

(rr) “Registrable Securities” has the meaning set forth in the definition of “Registration Expenses.”

(ss) “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with any agreement to effect the registration of the Common Stock issued in the Exchange Offer (in such context, the “Registrable Securities”) or an underwritten offering covered under such agreement, and the disposition of such Registrable Securities including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance.

(tt) “Required Holders” means Holders who collectively represent at least 66.67% of the aggregate principal amount of Subject Existing Notes held by all Holders executing this Agreement.

(uu) “Required Launch Date” has the meaning set forth in Section 2(a) hereto.

(vv) “Securities Act” has the meaning set forth in Section 5(j) hereto.

(ww) “Selling Expenses” means all underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities.

(xx) “Shares” has the meaning set forth in the introductory paragraphs herein.

(yy) “Subject Existing Notes” means, with respect to each Holder party to this Agreement, (i) the Existing Notes Beneficially Owned by such Holder as of the date of this Agreement and listed in a separate written agreement between such Holder and the Company and (ii) any additional Existing Notes which such Holder acquires Beneficial Ownership of prior to the End Date.

(zz) “Termination Date” has the meaning set forth in Section 8(a) hereto.

(aaa) “Total Equity” means all of the Common Stock and all warrants, options or other rights to acquire Common Stock (but excluding any debt security that is convertible into, or exchangeable for, Common Stock) of the Company as of the date of Consummation.

(bbb) “Transactions” has the meaning set forth in the introductory paragraphs herein.

(ccc) “Transfer” means, in the case of a Holder, to, directly or indirectly, (i) sell, assign or transfer, (ii) pledge, encumber, create any participation or grant any proxy or option, in each case, such as would prevent, preclude, hinder or delay the ability of such Holder from fulfilling its obligations under this Agreement or (iii) enter into any agreement, commitment or other arrangement to do any of the foregoing.

(ddd) “Trustee” has the meaning set forth in the introductory paragraphs herein.

(eee) “Valid Withdrawal Condition” means any amendment, modification, supplement or waiver to or other alteration is made to any of the terms and conditions of the Exchange Offer or the Shares, the New Second Lien Notes or the New Unsecured Notes (in each case, except for Permitted Modifications (as defined below)).

2. The Exchange Offer and Tender Agreement.

(a) The Company shall, no later than 9:00 a.m., New York City time, on the 5th Business Day after the Effective Date (the “Required Launch Date”), announce the Company’s pursuit of the Exchange Offer and concurrently launch the Exchange Offer on the terms set forth herein. The announcement of the Exchange Offer shall be posted to holders of Existing Notes on The Depositary Trust Company’s Automated Tender Offer Program.

(b) Subject to the terms and conditions set forth herein and in the Offering Memorandum and provided that this Agreement has not been terminated pursuant to Section 8, each Holder agrees that prior to 5:00 p.m., New York City time, on the End Date, it will accept the Exchange Offer and cause its Subject Existing Notes to be validly tendered and deposited in accordance with the terms and conditions of the Exchange Offer.

(c) Each Holder shall be deemed to have automatically withdrawn its acceptance of the Exchange Offer and revoked its tender of its Subject Existing Notes without any further action by such Holder if this Agreement is terminated pursuant to Section 8.

(d) If a Valid Withdrawal Condition described in Section 1(eee) has occurred at any time, each Holder may, at its sole and absolute discretion by providing written notice to the Company, withdraw its tender of its Subject Existing Notes and then (i) elect to participate in the Exchange Offer on such modified, amended or altered terms, (ii) elect not to participate in the Exchange Offer, or (iii) elect to participate in the Exchange Offer by tendering a lesser or greater aggregate principal amount of Subject Existing Notes, in each case, pursuant to the terms of this Agreement and the Offering Memorandum. Notwithstanding anything herein to the contrary, if a Valid Withdrawal Condition occurs, any written notice by any Holder to the Company shall be sufficient to withdraw such Holder’s Subject Existing Notes regardless of whether such Holder validly withdraws its Subject Existing Notes tendered prior to the expiration of the Exchange Offer.

3. Conditions.

(a) The obligations of the Parties to consummate the Transactions and the effectiveness of this Agreement with respect to such obligations are subject to the execution and delivery of signature pages for this Agreement and/or any other Participant Agreements by (i) in each case, the Company, and (ii) Participants that collectively hold no less than 70% of the aggregate principal amount of the Existing Notes (the “Minimum Threshold Condition”) (it being understood, for the avoidance of doubt, that, upon execution by the Parties, the Parties shall be bound by and subject to the terms of this Agreement, except as described above).

(b) The Consummation of the Exchange Offer is subject to the satisfaction of the conditions precedent set forth in the Offering Memorandum (collectively, the “Consummation Conditions”), including, among other things:

(1)	the affirmative vote of the requisite percentage of shares of Common Stock outstanding to increase the authorized share capital of the Company;

(2)	the affirmative vote of the requisite percentage of shares of Common Stock outstanding to approve the Exchange Offer;

(3)	the holders of the minimum percentage of aggregate principal amount of Existing Notes outstanding required to validly and effectively tender the Existing Notes as contemplated hereby and by the Offering Memorandum (and as may be reduced in accordance with Section 7(f) hereof) (the “Minimum Tender Condition”);

(4)	the consummation of the New Capital Financing on the terms set forth in Exhibit B attached hereto;

(5)	at the time of Consummation, no action, suit or proceeding by or before any court of governmental agency, authority or body or any arbitrator involving the Company Group or their respective properties is pending or, to the knowledge of the Company, threatened that would reasonably be expected to have a Material Adverse Effect;

(6)	no injunctive order or any other statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company Group or any of their respective properties shall prohibit or otherwise restrict the Consummation;

(7)

the amendment to the Company’s fifth amended and restated credit agreement, dated as of November 8, 2013, among the Company, as borrower, Toronto Dominion (Texas) LLC, as administrative agent, Wells Fargo Bank, N.A., as syndication agent, Natixis, The Bank of Nova Scotia and Fifth Third Bank, as co-documentation agents and the various lenders and other parties thereto (the “First Lien Credit Agreement”), substantially in accordance with the terms set forth in Exhibit C attached hereto and allowing for the Consummation of the Exchange Offer and the issuance of the New Second Lien Notes and the New Unsecured Notes;

(8)	the amendment of the Indenture to allow for the issuance of the New Second Lien Notes and the New Unsecured Notes;

(9)	the Company shall have delivered the certificates and otherwise complied with the covenant as set forth in Section 7(i) herein; and

(10)	all consents under applicable law, including any HSR Approvals, to the extent necessary (as reasonably determined by the Company and the Required Holders after joint consultation with counsel) for the Consummation of the Exchange Offer and the acquisition of the Common Stock by the Holders, shall have been obtained.

4. Representations and Warranties of each Holder. Each Holder, severally and not jointly, hereby represents and warrants to the Company, and acknowledges that the Company is relying on such representations and warranties, as follows:

(a) Such Holder, if not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) As of the date hereof, such Holder (or a fund or account managed by such Holder) Beneficially Owns (free and clear of any encumbrances or restrictions that would prevent such Holder’s compliance with its obligations hereunder) the Subject Existing Notes set forth next to such Holder’s name under the column entitled “Principal Amount of Existing Notes” on Schedule A to the side letter entered into between such Holder and the Company with respect to such Holder’s Subject Existing Notes.

(c) Such Holder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly executed and delivered by such Holder, and upon its execution and delivery by each of the other parties hereto, will constitute a legal, valid and binding obligation of such Holder, enforceable against such Holder by the other parties hereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

(d) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by such Holder and the consummation by such Holder (or any applicable fund or account managed by such Holder) of the Transactions.

(e) Such Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

5. Representations and Warranties of the Company. The Company hereby represents and warrants to each Holder, and acknowledges that each Holder is relying on such representations and warranties, as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Texas and each of its subsidiaries has been duly incorporated or formed, as applicable, and is validly existing, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable.

(b) The Company has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company, and upon its execution and delivery by Holders, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including commencement of the Exchange Offer by the Company Group and the Consummation, do not and will not conflict with, require a consent, waiver or approval under, or result in a breach of, default or violation under (with or without due notice, lapse of time, or both), any of (A) the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, or other organizational documents of such member of the Company Group, (B) any contract, agreement, commitment, judgment, decree, order or other obligation (written or oral) to which such member of the Company Group is a party or by which such member’s or any of its subsidiaries’ assets may be bound or (C) any law, statute, order, rule or regulation applicable to such member of the Company Group or any of their respective assets, except in the case of each of clauses (B) and (C) above, as otherwise disclosed in the Offering Memorandum.

(d) The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including commencement of the Exchange Offer by the Company Group and the Consummation, do not and will not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to (with or without due notice, lapse of time, or both), any Governmental Authority, except as may be required under applicable state securities laws and such other registrations, filings, consents, approvals, notices and other actions as are otherwise described in the Offering Memorandum. The Shares, the New Second Lien Notes and the New Unsecured Notes will (i) qualify for and be issued pursuant to and in compliance with the exemption from registration under the Securities Act, provided by Section 3(a)(9) or 4(a)(2) thereunder, as applicable, and (ii) be issued and granted in compliance with all applicable securities laws and other applicable laws. The Exchange Offer, including the Offering Memorandum, will comply in all material respects with all applicable securities laws and other applicable laws, including all applicable rules of the Commission. For the purposes of Rule 144 promulgated under the Securities Act, the Company acknowledges that the holding period of the Shares may be tacked onto the holding period of the Existing Notes and the Company agrees not to take a position contrary thereto.

(e) Each of the New Second Lien Notes and the New Unsecured Notes has been duly authorized by the Company and each other member of the Company Group party to the

New Second Lien Notes Indenture (as defined below) and, when incurred or issued, as applicable, in accordance with the provisions of the New Second Lien Notes Indenture and the New Unsecured Notes Indenture, as applicable, pursuant to the Exchange Offer against delivery of the Existing Notes in accordance with the terms of this Agreement, each of the New Second Lien Notes Indenture and the New Unsecured Notes Indenture will be a valid and legally binding obligations of the Company and each other member of the Company Group party thereto, enforceable in accordance with each of their terms, except that such enforcement may be subject to the Enforceability Exceptions, and neither the Holders’ New Second Lien Notes nor New Unsecured Notes will be subject to any preemptive, participation, rights of first refusal or other similar rights.

(f) Except as provided for under the Consummation Conditions, the Shares have been duly authorized and, when issued and delivered to the applicable Holder pursuant to the Exchange Offer against delivery of the Existing Notes in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Shares will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

(g) The Shares shall be eligible for trading on the New York Stock Exchange upon Consummation of the Exchange Offer.

(h) There is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of the Company, threatened, against the Company Group that would reasonably be expected to impede the consummation of the Transactions.

(i) Except as provided for under the Consummation Conditions, there is no shareholder approval required of any of the Company Group for the consummation of the Transactions, including the issuance of the Shares, the New Second Lien Notes and the New Unsecured Notes.

(j) The Company Group has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the Commission under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the SEC filings through the date hereof, including any amendments thereto, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(k) The Offering Memorandum and any amendments or supplements thereto do not and will not, as of the commencement, expiration and settlement of the Exchange Offer, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except insofar as such statement or omission was based on, and made in reliance upon, information furnished by any Holder for use therein).

(l) The Company Group’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company Group as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

(m) It is not necessary, in connection with the issuance of the Shares to the Holders, to register the Shares under the Securities Act.

6. Covenants of each Holder. Each Holder, severally and not jointly, covenants and agrees for the benefit of the Company that, prior to the Termination Date (as defined below), such Holder will not (and will cause any funds or accounts managed by such Holder, to not):

(a) transfer any of the Subject Existing Notes held by it, in whole or in part, unless such Transfer is to (i) another Participant or (ii) to any other transferee, provided that, in the case of a transfer to any other transferee other than another Participant, as a condition precedent to such transfer, such transferee agrees to execute and deliver to the Company, concurrently with such transfer, a joinder to this Agreement in the form attached hereto as Exhibit D or a support agreement substantially in the form of this Agreement (as determined by the Company in its sole discretion) with respect to such transferred Subject Existing Notes, which support agreement the Company shall also execute and deliver to the transferee; provided, however, Holders shall be solely responsible for any fees and expenses, including, but not limited to, legal fees of the Company, associated with such Transfer of Subject Existing Notes;

(1)	Notwithstanding anything herein to the contrary, (i) any Holder may transfer Existing Notes to an entity that is acting in its capacity as a Qualified Marketmaker (as defined in clause (2) of this Section 6(a)) without the requirement that the Qualified Marketmaker be or become a Participant or a Holder; provided that the Qualified Marketmaker subsequently transfers the right, title or interest to such Existing Notes to a transferee that is or becomes a Participant or Holder as provided above; provided, however, that such Holder shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of Section 6(a) hereof; and (ii) to the extent any Holder is acting in its capacity as a Qualified Marketmaker, it may transfer any Existing Notes that it acquires from a holder of such Existing Notes that is not a Holder without the requirement that the transferee be or become a Participant or a Holder.

(2)	For these purposes, “Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Existing Notes, or enter with customers into long and/or short positions in Existing Notes, in its capacity as a dealer or market maker in such Existing Notes; and (ii) is in fact regularly in the business of making a market in claims, interest and/or securities of issuers or borrowers.

(b) except as required for purposes of validly tendering Existing Notes, grant any powers of attorney or proxies or consents in respect of any of the Subject Existing Notes, deposit any of such Subject Existing Notes into a voting trust, or enter into an agreement with respect to any of such Subject Existing Notes; or

(c) take any other action with respect to the Subject Existing Notes (other than any action permitted by this Agreement, including a Transfer pursuant to Section 6(a) above, terminating this Agreement pursuant to Section 8 and withdrawing its acceptance of the Exchange Offer and revoking its tender of the Subject Existing Notes in accordance with this Agreement) that would in any way restrict, limit or interfere with the performance of such Holder’s obligations hereunder or the Transactions.

7. Covenants of the Company. The Company covenants and agrees for the benefit of each Holder that:

(a) it will (and will cause each of its applicable subsidiaries to):

(1) on or prior to the Required Launch Date, take, or cause to be taken, all actions reasonably necessary to commence the Exchange Offer including, without limitation, delivering, or causing to be delivered, the Offering Memorandum and the related letter of transmittal to The Depository Trust Company;

(2) prior to the Termination Date, use reasonable best efforts to cause or facilitate satisfaction of all conditions precedent to the Consummation (including consummation of the New Capital Financing) and, upon satisfaction thereof, to cause the Consummation to occur;

(3) not disclose the name of any Holder in any press release or document filed with the Commission without the prior written consent of such Holder; provided that Holders hereby consent to the Company filing a copy of the form of this Agreement, without including the identity of Holders, as an exhibit to, and summarizing the terms of this Agreement in a current report on Form 8-K filed with the Commission in connection with the Exchange Offer, to the extent required by the rules of the Commission; provided, however, that if any such disclosure is required, only such information regarding this Agreement or the Holders as required by applicable law and the rules of the Commission shall be filed with the Commission and in no event shall the details regarding the Holders’ holdings or amount of Subject Existing Notes be disclosed or filed.

(b) for the period beginning on the Effective Date and ending on the earlier of (x) the End Date or (y) the Termination Date, the Company shall not enter into any contract, agreement, commitment or other obligation (written or oral) with any other holder of an Existing Note, including any Participant, pursuant to which the Company agrees to purchase, exchange or otherwise acquire, in a single transaction or series of transactions, any of such holder’s Existing Notes (an “Additional Note Purchase”) unless such Additional Note Purchase is on substantially similar terms as this Agreement.

(c) it will ensure that each other Participant Agreement or any other support agreement with respect to the Exchange Offer shall provide that no party to such Participant Agreement or such other support agreement, as applicable, may refer to a Holder or any of its affiliates in any press release or similar public announcement or communication without such Holder’s prior written consent.

(d) it will ensure that no modifications are made to the terms of the Exchange Offer (including the terms of the Shares, the New Second Lien Notes and the New Unsecured Notes) and no modifications, amendments or supplements to the Offering Memorandum shall be made except, in each case, modifications that (i) are procedural, technical or conforming in nature or relate to the timeline of the Exchange Offer (other than modifications with respect to the Required Launch Date or the End Date) or (ii) to which the Required Holders as provided in Section 9 hereof have consented to in writing (the “Permitted Modifications”); provided, however, that such prior written approvals shall not be required with respect to any amendment or supplement of the Offering Memorandum relating solely to the Company’s business or the markets it serves made pursuant to Section 7(e) so long as the Required Holders under this Agreement shall have been given two (2) Business Days to review and approve the proposed amendment or supplement.

(e) if at any time prior to the completion of the Exchange Offer (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with applicable law, as promptly as reasonably practicable upon learning thereof, it will notify the Holders thereof and forthwith prepare and, subject to clause (i) of this Section 7(e), furnish to the Holders such amendments or supplements to the Offering Memorandum as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances existing when the Offering Memorandum is delivered, be misleading or so that the Offering Memorandum will comply with applicable law.

(f) it will launch the Exchange Offer with a Minimum Tender Condition no lower than 95%, provided that the Company shall be permitted to waive down such Minimum Tender Condition to a threshold no lower than 85%, provided that if the Exchange Offer is Consummated at a participation threshold below 90%, the provision set forth under “Contingent Collateral” in Exhibit F shall be made a part of the terms of the New Unsecured Notes.

(g) it will, on or prior to the Consummation of the Exchange Offer, adopt, cause to be adopted, enter into or obtain the following:

(1)	shareholder authorization and any other required approvals for the issuance of the Shares;

(2)	an amendment to the First Lien Credit Agreement substantially in accordance with the terms set forth in Exhibit C attached hereto;

(3)	the New Capital Financing in the form attached hereto as Exhibit B;

(4)	the New Second Lien Notes Indenture, on terms substantially similar to the Existing Term Loan, other than for customary changes to reflect that the New Second Lien Notes will be issued in the form of notes or as reflected in the summary of key terms attached hereto as Exhibit E;

(5)	the New Unsecured Notes Indenture, on terms substantially similar to the Existing Notes, other than as reflected in the summary of key terms attached hereto as Exhibit F; and

(6)	if requested in writing by the Required Holders prior to the Consummation of the Exchange Offer, a registration rights agreement among the Company and the Holders substantially in accordance with the terms set forth in Exhibit G attached hereto.

(h) from the date of this Agreement until the Consummation of the Exchange Offer, it will not undertake any transaction having the effect of diluting the equity that will be issued to Holders in connection with the Exchange Offer, including but not limited to any reorganization, recapitalization, reclassification, consolidation or merger events involving the Company and for cash or other property distributions or distributions of Common Stock and splits or combinations of Common Stock; provided, this Section 7(h) shall not prohibit the Company from undertaking any such transaction already approved as of the date of this Agreement or to be undertaken in connection with any award granted pursuant to any management incentive plan, which grant has been approved as of the date of this Agreement.

(i) it will furnish to the Holders at or prior to 12:00 pm (New York City time) on each of the End Date and the date of Consummation of the Exchange Offer, a certificate, signed by an executive officer of the Company and dated as of each respective date, to the effect that the representations and warranties of the Company in this Agreement are true and correct in all material respects on and as of each respective date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), with the same effect as if made on such dates.

(j) it will not enter into any agreement or consummate any exchange for Participation Agreement or consent to any exchange for the Existing Notes on terms more favorable to any such holder of Existing Notes than the terms provided to the Holders under this Agreement. If the Company enters into any such agreement or exchange on such more favorable terms, the Company will modify or revise the terms of this Agreement and the Exchange Offer to reflect any more favorable terms provided to any other holder of Existing Notes.

(k) it will use reasonable best efforts to promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Holders as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any Governmental Authority, including under any Antitrust Laws, that are necessary (as reasonably determined by the Company and the Required Holders after joint consultation with counsel) to consummate and make effective the Exchange Offer contemplated by this Agreement and the acquisition of the Common Stock by the Holders. The Company shall not take any action that is intended or reasonably likely to impede or delay the ability of the parties hereto to obtain any necessary approvals required for the Exchange Offer contemplated by this Agreement.

8. Termination of Agreement.

(a) This Agreement shall be terminated automatically at any time prior to the Consummation as follows (the date on which this Agreement is terminated pursuant to this Section 8(a), the “Termination Date”):

(1)	if the Company withdraws or terminates the Exchange Offer;

(2)	in the event of

(A)	the entry of an order, judgment or decree adjudicating the Company or any of its subsidiaries bankrupt or insolvent,

(B)	the entry of any order for relief with respect to the Company or any of its subsidiaries under Title 11 of the United States Code,

(C)	the filing or commencement of any proceeding relating to the Company or any of its subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction,

(D)	the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its subsidiaries or of any substantial part of their property,

(E)	the making by the Company or any of its subsidiaries of an assignment for the benefit of creditors or the admission by the Company or any of its subsidiaries in writing of its inability to pay its debts generally as they become due, or

(F)	the taking of any corporate action by the Company or any of its subsidiaries in furtherance of any action described in the foregoing clauses (A)-(E); or

(b) This Agreement may be terminated at any time prior to the Consummation as follows:

(1) by any Holder, solely as to itself, if the Company has not announced its pursuit of the Exchange Offer and launched the Exchange Offer, on the terms set forth in the Offering Memorandum, by 9:00 a.m., New York City time on the Required Launch Date;

(2) by either any Holder, solely as to itself, on the one hand, or the Company, on the other, if the Consummation has not occurred at or prior to 11:59 p.m. on the third Business Day immediately after the End Date;

(3) by either any Holder, solely as to itself, on the one hand, or the Company, on the other, in the event of the entry of an order, judgment or decree delaying beyond the End Date, or prohibiting, the Consummation, in each case, on the terms set forth in the Offering Memorandum;

(4) by any Holder, solely as to itself in the event of a Valid Withdrawal Condition;

(5) by the Company and the Holders upon the mutual written agreement by the Company and the Required Holders to terminate this Agreement;

(6) by any Holder, solely as to itself, in the event of a Transfer of all of its Subject Existing Notes in compliance with Section 6(a) above; or

(7) by any Holder, solely as to itself, if at any time after the Effective Date, Holders who are subject to this Agreement no longer hold Subject Existing Notes in an aggregate amount equal to or in excess of the Minimum Threshold Condition.

(c) In the event of any termination of this Agreement as provided in Section 8(a), this Agreement shall immediately become void and of no further force or effect (and, for the avoidance of doubt, each Holder shall be able to withdraw its Subject Existing Notes from the Exchange Offer as provided in Section 2(c)) and there shall be no liability pursuant to this Agreement on the part of any party hereto, such party’s successors and assigns, and each of their respective members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives or their respective affiliated entities following such termination; provided, however, that Sections 8 through 24 shall survive the termination of this Agreement under Section 8(a) or Section 8(b) in accordance with their terms.

9. Amendments and Waivers, Etc. (a) Any provision of this Agreement, including the Exhibits attached hereto (which include the terms of the Exchange Offer embodied in this Agreement, the Offering Memorandum and the terms of the New Capital Financing), may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Required Holders unless otherwise set forth in Section 9(b), or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

(b) Notwithstanding Section 9(a), none of the following amendments, modifications or waivers shall be enforceable against any Holders party to this Agreement without the prior written consent of such Holder, and any such non-consenting Holder shall have the right to terminate this Agreement with respect to itself upon the effectiveness of such amendments, modifications or waivers:

(i) extend the End Date to a period beyond September 15, 2016;

(ii) change the stated maturity of the principal of, the payment date of any installment of principal or interest on, the interest rate or cash or payment in kind payment amount of the New Second Lien Notes or the New Unsecured Notes;

(iii) reduce the principal amount of, or any interest on, the New Second Lien Notes or the New Unsecured Notes;

(iv) reduce the premium payable upon the redemption of any New Second Lien Notes or New Unsecured Notes;

(v) change the place or currency of payment of principal of, or any interest on, the New Second Lien Notes or the New Unsecured Notes;

(vi) modify the ranking of the New Second Lien Notes or the New Unsecured Notes in security or in right of payment, provided, however, that the adding of collateral to secure all or a portion of the New Unsecured Notes in the event of a reduction of the Minimum Tender Condition below 90% shall not require the consent of every Holder;

(vii) change the Exchange Consideration;

(viii) reduce the percentage in aggregate principal amount of Existing Notes whose lenders must consent to a modification to or amendment of any provision of the Exchange Offer documentation;

(ix) change the terms of the Common Stock to be issued in connection with the Exchange Offer;

(x) change any term of the New Capital Financing as set forth in Exhibit B; and

(xi) amend or modify this Agreement in any way that would result in the modification of this Section 9.

10. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and be (a) transmitted by hand delivery, (b) mailed by first class, registered or certified mail postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by facsimile, or by .pdf or other electronic means, and in each case to the address set forth below:

if to the Company:

W&T Offshore, Inc.

9 Greenway Plaza, Suite 300

Houston, Texas 77046

Attn: Tracy W. Krohn

Email: twk@wtoffshore.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attn: Matthew R. Pacey, P.C.

Email: matt.pacey@kirkland.com

if to Holders:

At the address set forth on Schedule A attached to any side letter entered into between such Holder and the Company opposite such Holder’s name under the column entitled “Notice Address.”

11. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto and any assignment or attempted assignment in violation of this Section 11 shall be null and void ab initio. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12. Entire Agreement. This Agreement and the Exhibits, documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including, for the avoidance of doubt, any side letter entered into between any Holder and the Company setting forth such Holder’s Subject Existing Notes, set forth the entire understanding of the parties hereto with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

13. Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14. Specific Performance; Injunctive Relief. Each of the signatories hereto acknowledges that the covenants and agreements contained in this Agreement are an integral part of the Exchange Offer, and that monetary damages would be an inadequate remedy for any breach by such signatory of the provisions of this Agreement. Accordingly, each Holder agrees that the Company, and the Company agrees that each Holder, shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity to enforce this Agreement.

15. Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to conflicts of laws rules or principles that would require the application of the law of any other jurisdiction.

18. Jurisdiction. By its delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees, in connection with any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, it shall submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the applicable New York state court sitting in New York County and appellate courts from any thereof and agrees to venue in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19. Consent to Service of Process. Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address set forth in Section 10 above. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

20. No Third-Party Beneficiaries; Affiliated Parties. Except as set forth in Section 22, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

21. Fees and Expenses. The effectiveness of this Agreement shall be conditioned on the payment in full in cash by the Company Group of all invoiced, reasonable, documented fees and expenses of the Holders that are owed to [Noteholder’s Counsel], as counsel to the Holders, and to [Noteholder’s Financial Advisor], as financial advisor on behalf of the Holders, on the date hereof in respect of the Transactions. From and after the date hereof, the Company Group (a) shall continue to comply with the terms of the respective fee letters entered into between the aforementioned counsel and financial advisor and the Company, (b) confirm their compliance as of the date hereof with their obligations under the fee letters, including payment of the initial retainer provided for in any fee letter, (c) agree not to exercise any right to terminate the fee letters at any time prior to termination of this Agreement, (d) shall pay all fees and expenses relating to the filing and perfection of any security interests in connection the Transactions (including fees and expenses of local counsel in each relevant jurisdiction), (e) shall pay the filing costs of approvals required under the HSR Act in connection with the Transactions and (f) shall pay all reasonable Registration Expenses as determined in good faith, including, in the case of any underwritten offering, whether or not any sale is made pursuant to such underwritten offering; provided that each selling Holder will pay its pro rata share of all Selling Expenses in connection with any sale of such Registrable Securities. Payment of reasonable and documented professional fees and expenses of [Noteholder’s Counsel] and [Noteholder’s Financial Advisor] shall be a condition to closing the Transactions.

22. Fiduciary Duties. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall create any additional fiduciary duties or obligations on the part of any member of the Company Group, any Holder, or any of their respective members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives or their respective affiliated entities, in each case, in such Person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such member of the Company Group, such Holder or any of their affiliated entities, respectively, that such Persons did not have prior to the execution of this Agreement. No Holder has nor shall it have any fiduciary duties or obligations to any other holder of Existing Notes, any member of the Company Group, or any of their respective creditors, equity holders, or other stakeholders.

23. Confidentiality. Without limiting any of their other disclosure obligations contained in this Agreement, each of the parties hereto agrees to treat Confidential Information (as defined in the Confidentiality Agreement) in accordance with the terms of such Confidentiality Agreement, provided that for purposes of this Section 23, the Company Group shall agree to make a Public Disclosure (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement (a) simultaneously with (i) the termination of this Agreement or (ii) the Consummation of the Exchange Offer or (b) within 24 hours of receiving notice from the Required Holders requesting such Public Disclosure, provided that such notice may only be given not less than five calendar days (which number of days may be extended by e-mail as may be mutually agreed between the Company and any Holder party hereto solely as to such Holder) after the date of this Agreement, provided, further, that if the conclusion of such 24 hour period shall not be a Business Day, such Public Disclosure shall be made prior to the open of business on the subsequent Business Day.

24. Interpretive Provisions; Construction. Time is of the essence in the performance of the obligations of each of the parties hereto contained herein. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The parties hereto confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

25. Several Obligations. Each Holder’s obligations under this Agreement shall be several and not joint. This Agreement shall be interpreted as if each Holder had entered into a separate agreement with the Company. No Holder shall be liable for the obligations or liabilities of any other Holder that is party to this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

W&T OFFSHORE, INC.

By:
Name:
Title:

Signature Page to Support Agreement

[Noteholder], on behalf of itself and the funds/accounts set forth in a separate side letter:

[Noteholder]

By:
Name:
Title:

Signature Page to Support Agreement

Exhibit A

Form of Offering Terms Sections

THE EXCHANGE OFFER AND CONSENT SOLICITATION

The following is a brief summary of certain terms of the Exchange Offer and Consent Solicitation. It may not contain all the information that is important to you. For additional information regarding the Exchange Offer and Consent Solicitation, the New Second Lien Notes and the New Unsecured Notes, see “Description of the Exchange Offer and Consent Solicitation,” “Description of the New Second Lien Notes” and “Description of the New Unsecured Notes.”

The Offeror	W&T Offshore, Inc., a Texas corporation.

Exchange Offer	W&T is offering to exchange, upon the terms and subject to the conditions set forth in this offering memorandum and related letter of transmittal, up to (i) 62,100,000 Shares, (ii) $202.5 million aggregate principal amount of New Second Lien Notes and (iii) 180.0 million aggregate principal amount of New Unsecured Notes, for any and all Existing Notes that are validly tendered and not validly withdrawn by Eligible Holders. The Eligible Holders of the Existing Notes accepted for exchange will receive the Total Exchange Consideration as described under “—Total Exchange Consideration” below for the Existing Notes validly tendered on or before the Early Participation Date and not validly withdrawn. For Existing Notes validly tendered after the Early Participation Date and on or before the Expiration Date, the Eligible Holders of the Existing Notes accepted for exchange will be eligible to receive the Exchange Consideration as described under “—Exchange Consideration” below, which equals the Total Exchange Consideration less the Early Tender Premium. Eligible Holders of Existing Notes accepted for exchange in the Exchange Offer will also receive a cash payment equal to the accrued and unpaid interest in respect of such Existing Notes from June 15, 2016 (the most recent interest payment date) to, but not including, the Settlement Date. Interest on the New Second Lien Notes and the New Unsecured Notes will accrue from the Settlement Date.

Existing Notes	$900.0 million aggregate principal amount of outstanding 8.500% Senior Notes due 2019.

Holders Eligible to Participate in the Exchange Offer	W&T will conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder. The Exchange Offer is being made only to Eligible Holders. By exchanging Existing Notes in the

Exchange Offer, Eligible Holders will be making a series of representations and warranties to us. An Eligible Holder is either a QIB as defined in Rule 144A, or a person that is not a “U.S. person” within the meaning of Regulation S.

Only holders of Existing Notes who have properly completed and returned the eligibility certification, which is available in the form approved by us from the Information Agent (as defined herein), are authorized to receive and review this offering memorandum and to participate in the Exchange Offer.

Total Exchange Consideration; Early Tender Premium	For each $1,000 principal amount of Existing Notes validly tendered on or before the Early Participation Date and not validly withdrawn, Eligible Holders will be eligible to receive the Total Exchange Consideration, which will be equal to the Exchange Consideration plus the Early Tender Premium of $25 in principal amount of New Second Lien Notes for each $1,000 principal amount of Existing Notes accepted for exchange. If the Exchange Offer is completed, the Early Tender Premium will be issued only to Eligible Holders who validly tender their Existing Notes on or before the Early Participation Date and do not validly withdraw their tenders and whose Existing Notes are accepted for exchange. Eligible Holders who validly tender their Existing Notes after the Early Participation Date but before the Expiration Date will not be eligible to receive the Early Tender Premium. See “Description of the Exchange Offer and Consent Solicitation—Total Exchange Consideration; Early Tender Premium.”

Exchange Consideration	The Exchange Consideration will consist of the following for each $1,000 principal amount of Existing Notes accepted for exchange that were validly tendered on or before the Expiration Date: (i) 69 Shares, (ii) $200 in principal amount of New Second Lien Notes and (iii) $200 in principal amount of New Unsecured Notes. See “Description of the Exchange Offer and Consent Solicitation—The Exchange Offer.”

Accrued and Unpaid Interest	In addition to the Total Exchange Consideration or Exchange Consideration, as the case may be, with respect to Existing Notes accepted pursuant to the Exchange Offer, each Eligible Holder will receive accrued and unpaid interest on its accepted Existing Notes from June 15, 2016 (the last interest payment date) to, but not including, the Settlement Date.

Early Participation Date

11:59 p.m., New York City time, on August [8], 2016, unless extended by W&T.

W&T reserves the right to extend the Early Participation Date with respect to the Exchange Offer and Consent Solicitation without extending the Withdrawal Deadline.

Expiration Date	The Exchange Offer will expire at 11:59 p.m., New York City time, on August [29], 2016, as the same may be extended for the Exchange Offer and Consent Solicitation.

Settlement Date	The Settlement Date for the Exchange Offer will occur promptly following the Expiration Date and is expected to occur on the third business day after the Expiration Date.

Consent Solicitation

Holders who tender Existing Notes pursuant to the Exchange Offer are required to deliver a Consent, which will constitute a consent to the Amendments to the Existing Indenture, as described further in “The Amendments to the Existing Indenture” and “Annex A: Form of Supplemental Indenture.”

By tendering their Existing Notes, Eligible Holders will be deemed to have delivered Consents to the Amendments with respect to such Existing Notes being tendered.

Requisite Consents; Supplemental Indenture	In order to approve the Amendments with respect to the Existing Notes, Consents must be delivered and not revoked in respect of at least a majority of the outstanding principal amount of Existing Notes. Promptly following the Expiration Date, if the requisite Consents are delivered with respect to the Existing Notes, W&T, the guarantors under the Existing Notes and the trustee for the Existing Notes will enter into a supplemental indenture to give effect to the Amendments. The Amendments will not become operative until the consummation of the Exchange Offer. See “Description of the Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer.” The calculation of the requisite Consents for the Existing Notes does not include any Existing Notes held by us or our affiliates. In the event that we do not consummate the Exchange Offer for any reason, the indenture governing the Existing Notes will remain in effect in its current form. The consummation of the Exchange Offer is conditioned upon the receipt of the requisite

Consents to approve the applicable Amendments and the execution and delivery of the supplemental indenture giving effect to such Amendments. We may not consummate the Exchange Offer or execute the supplemental indenture without receiving the requisite Consents pursuant to the Consent Solicitations. See “The Amendments to the Existing Indenture.”

Withdrawal of Tenders	Tenders of Existing Notes in the Exchange Offer may be validly withdrawn at any time on or prior to the Withdrawal Deadline except in certain limited circumstances as set forth herein. The Withdrawal Deadline will be 11:59 p.m., New York City time, on August [8], 2016, unless extended or earlier terminated. Tenders submitted in the Exchange Offer after the Withdrawal Deadline will be irrevocable except in the limited circumstances where additional withdrawal rights are required by law. See “Description of the Exchange Offer and Consent Solicitation—Withdrawal of Tenders.”

Conditions to the Exchange Offer	W&T’s obligation to accept Existing Notes in the Exchange Offer is subject to (a) the valid tender, without withdrawal, of a minimum of 95%, or $855.0 million, of the outstanding aggregate principal amount of Existing Notes by Eligible Holders as of the Expiration Date, (b) the Requisite Consents having been received, without withdrawal, prior to the Expiration Date, (c) the approval by our shareholders of both the Authorized Shares Proposal and the Exchange Offer Proposal at the Special Meeting, (d) the amendment to our revolving bank credit facility to permit the consummation of the Exchange Offer and (e) the General Conditions. Subject to applicable law, W&T expressly reserves the right, in consultation with the Required Holders, to amend the Exchange Offer in any respect and to terminate the Exchange Offer if the conditions to the Exchange Offer are not satisfied. If the Exchange Offer is terminated at any time, the Existing Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering Eligible Holders. W&T may waive, at any time prior to the Expiration Date, the Minimum Tender Condition[1] in consultation with the Required

[1]

The “Minimum Tender Condition” is defined as the valid tender, without withdrawal, of a minimum of 95%, or $855.0 million, of the outstanding aggregate principal amount of Existing Notes by Eligible Holders as of the Expiration Date.

Holders and any of the General Conditions. If W&T waives the Minimum Tender Condition, W&T shall not be obligated to extend the Withdrawal Deadline. Accordingly, the aggregate principal amount of Existing Notes accepted for exchange pursuant to the Exchange Offer may be significantly less than the aggregate principal amount set forth by the Minimum Tender Condition.

See “Description of the Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer.”

Minimum Tender Condition	95%.

Termination; Extension; Amendment	W&T, in its sole discretion, may extend the Early Participation Date and the Expiration Date with respect to the Exchange Offer and Consent Solicitation, subject to applicable law. W&T expressly reserves the right, in its sole discretion and with respect to the Exchange Offer and Consent Solicitation, to: (i) delay accepting any Existing Notes, extend the Exchange Offer and Consent Solicitation or terminate the Exchange Offer and Consent Solicitation and not accept any Existing Notes; (ii) extend the Early Participation Date without extending the Withdrawal Deadline; and (iii) amend, modify or waive in part or whole, at any time, or from time to time, the terms of the Exchange Offer and Consent Solicitation in any respect, including waiver of any conditions to consummation of the Exchange Offer. See “Description of the Exchange Offer and Consent Solicitation—Early Participation Date; Expiration Date; Extensions; Amendments; Termination.”

Procedures for Tendering	If Eligible Holders wish to participate in the Exchange Offer and Consent Solicitation, and their Existing Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, Eligible Holders must instruct that custodial entity to tender their Existing Notes on their behalf pursuant to the procedures of that custodial entity. Eligible Holders are encouraged to contact their custodial entity as soon as possible to give them sufficient time to meet the requested deadline. Custodial entities that are participants in DTC must tender Existing Notes through the ATOP maintained by DTC, by which tender the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the terms and conditions set forth herein and in the letter of transmittal.

Eligible Holders that are beneficial owners that hold Existing Notes through Euroclear or Clearstream and wish to tender their Existing Notes, must instruct Euroclear or Clearstream, as the case may be, to tender such Existing Notes and block the account in respect of the tendered Existing Notes in accordance with the procedures established by Euroclear or Clearstream. Eligible Holders are encouraged to contact Euroclear or Clearstream directly to ascertain their procedures for tendering Notes.

See “Description of the Exchange Offer and Consent Solicitation— Procedures for Tendering.”

For further information, Eligible Holders should contact the Dealer Manager, the Information Agent or the Exchange Agent at their respective telephone numbers and addresses set forth on the back cover of this offering memorandum or consult their broker, dealer, commercial bank, trust company or other nominee for assistance.

Consequences for Failure to Exchange

Existing Notes that are not validly tendered or that are validly tendered but validly withdrawn will remain outstanding and will continue to be subject to their existing terms.

The trading market for outstanding Existing Notes not exchanged in the Exchange Offer may be more limited than it is at present. Therefore, if your Existing Notes are not tendered and accepted in the Exchange Offer, it may become more difficult for you to sell or transfer your unexchanged Existing Notes.

Claims regarding the Existing Notes remaining outstanding following the completion of the Exchange Offer will be effectively subordinated to claims with respect to the New Second Lien Notes to the extent of the value of the collateral and effectively pari passu with the New Unsecured Notes, assuming the Minimum Tender Condition is satisfied. In the event the Minimum Tender Condition is not satisfied and at least two-thirds of the participating holders party to a Support Agreement (the “Support Agreement”) in terms of aggregated principal amount of Existing Notes do not waive such Minimum Tender Condition, the Existing Notes will be effectively subordinated to claims with respect to the New Unsecured Notes to the extent of the value of the collateral.

See “Risk Factors” for a more detailed description of the foregoing risks and other risks relating to the Exchange Offer and Consent Solicitation.

Support Agreement	W&T has entered into the Support Agreement with holders of [●]% of the aggregate principal amount of outstanding Existing Notes, pursuant to which such holders have agreed to tender their Existing Notes in the Exchange Offer.

New Capital Financing

Simultaneously with the closing of the Exchange Offering, W&T expects to enter into a 1.5 lien secured term loan facility in the principal amount of $75.0 million (the “New Capital Financing”).

The New Capital Financing will be open, on a pro rata basis, only to holders of Existing Notes who enter into the Support Agreement and enter into a commitment letter with W&T to provide the New Capital Financing for up to the full $75.0 million principal amount of 1.5 lien secured term loans; provided that each participant in the New Capital Financing must hold 1.5 lien secured term loans in a principal amount of at least $1,000,000.

Brokerage Fees and Commissions	No brokerage fees or commissions are payable by the holders of the Existing Notes to the Dealer Manager, the Exchange Agent or W&T in connection with the Exchange Offer and Consent Solicitation. If a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

[Original Issue Discount

The New Second Lien Notes and the New Unsecured Notes issued in the Exchange Offer will be treated as issued with original issue discount for U.S. federal income tax purposes if the difference between the principal amount of the New Second Lien Notes and the New Unsecured Notes and their respective issue price is equal to or greater than a specified de minimis amount. If the New Second Lien Notes or the New Unsecured Notes are treated as having original issue discount, U.S. Holders (as defined in “Certain U.S. Federal Income Tax Considerations”), whether on the cash or accrual method of tax accounting, will be required to include any amounts representing original issue discount in gross income (as ordinary income) on a constant yield to maturity basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For further discussion, see “Certain U.S. Federal Income Tax Considerations.”][2]

Use of Proceeds	W&T will not receive any cash proceeds from the Exchange Offer.

Certain U.S. Federal Income Tax Considerations	For a summary of certain U.S. federal income tax considerations of the Exchange Offer, see “Certain U.S. Federal Income Tax Considerations.”

Dealer Manager	Evercore Group L.L.C. is the Dealer Manager for the Exchange Offer. The addresses and telephone numbers of the Dealer Manager is listed on the back cover of this offering memorandum.

Exchange Agent and Information Agent

D.F. King & Co., Inc. (“D.F. King”) is serving as the exchange agent (the “Exchange Agent”) and information agent (the “Information Agent”) in connection with the Exchange Offer and Consent Solicitation. The address and telephone number of D.F. King are listed on the back cover of this offering memorandum. The website is www.dfking.com/[●].

Further Information	Questions or requests for assistance related to the Exchange Offer and Consent Solicitation or for additional copies of this offering memorandum and the letter of transmittal may be directed to the Information Agent at its telephone number and address listed on the back cover page of this offering memorandum. The eligibility certification and copies of this offering memorandum and the related letter of transmittal are available at www.dfking.com/[●]. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and Consent Solicitation. The contact information for the Dealer Manager and the Exchange Agent is set forth on the back cover of this offering memorandum. See also “Where You Can Find More Information.”

[2]	Subject to update and review.

DESCRIPTION OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

The Exchange Offer; Exchange Consideration

W&T is offering to exchange, upon the terms and subject to the conditions set forth in this offering memorandum and the related letter of transmittal.

Eligible Holders of Existing Notes will be eligible to receive the applicable Total Exchange Consideration set forth under “—Total Exchange Consideration; Early Tender Premium” below for Existing Notes validly tendered at or before the Early Participation Date and not validly withdrawn. For Existing Notes validly tendered after the Early Participation Date and before the Expiration Date, Eligible Holders of Existing Notes will be eligible to receive the Exchange Consideration, which will consist of (i) 69 Shares, (ii) $200 in principal amount of New Second Lien Notes and (iii) $200 in principal amount of New Unsecured Notes, for each $1,000 principal amount of Existing Notes validly tendered on or before the Expiration Date and accepted for exchange. In addition, Eligible Holders whose Existing Notes are accepted for exchange pursuant to the Exchange Offer will receive a cash payment representing accrued and unpaid interest on their Existing Notes to, but not including, the Settlement Date.

Existing Notes may be tendered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Eligible Holders who do not tender all of their Existing Notes should ensure that they retain a principal amount of Existing Notes amounting to at least the minimum denomination equal to $2,000.

The New Second Lien Notes and New Unsecured Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No tender of Existing Notes will be accepted if it results in the issuance of less than $2,000 principal amount of either New Second Lien Notes or New Unsecured Notes. If, pursuant to the Exchange Offer, a tendering Eligible Holder would otherwise be entitled to receive a principal amount of New Second Lien Notes or New Unsecured Notes that is not equal to $2,000 or an integral multiple of $1,000 in excess thereof, such principal amount will be rounded down to the nearest $2,000 or integral multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of the New Second Lien Notes or New Unsecured Notes, as the case may be, such Eligible Holder will receive and no cash will be paid in lieu of any principal amount of either New Second Lien Notes or New Unsecured Notes as a result of the rounding down.

Total Exchange Consideration; Early Tender Premium

For each $1,000 principal amount of Existing Notes accepted for exchange that were validly tendered at or before the Early Participation Date and not validly withdrawn, Eligible Holders of Existing Notes will be eligible to receive the Total Exchange Consideration, which equals the Exchange Consideration plus the Early Tender Premium. For each $1,000 principal amount of Existing Notes accepted for exchange that is validly tendered after the Early Participation Date but prior to the Expiration Date, Eligible Holders of Existing Notes will be eligible to receive only the Exchange Consideration, which does not include the Early Tender Premium. In addition to the Exchange Consideration or the Total Exchange Consideration, Eligible Holders of Existing Notes accepted for exchange in the Exchange Offer will also receive a cash payment equal to the accrued and unpaid interest in respect of such Existing Notes from June 15, 2016 (the most recent interest payment date) to, but not including, the Settlement Date.

The following table sets forth certain information regarding the Existing Notes, the Total Exchange Consideration and the Exchange Consideration:

Notes to be Exchanged (CUSIP No. / ISIN)	Aggregate Principal Amount Outstanding	Total Exchange Consideration for each $1,000 Principal Amount of Existing Notes if Tendered Prior to or on the Early Participation Date (1)	Exchange Consideration for each $1,000 Principal Amount of Existing Notes if Tendered After the Early Participation Date (1)
8.500% Senior Notes due 2019 (92922PAC0 / US92922PAC05)	$900,000,000	(i) 69 Shares; (ii) $225 principal amount of New Second Lien Notes; and (iii) $200 principal amount of New Unsecured Notes	(i) 69 Shares; (ii) $200 principal amount of New Second Lien Notes; and (iii) $200 principal amount of New Unsecured Notes

(1)	Excluding accrued interest to, but not including, the Settlement Date.

Early Participation Date; Expiration Date; Extensions; Amendments; Termination

The Early Participation Date is 11:59 p.m., New York City time, on August [8], 2016, subject to W&T’s right to extend that time and date in W&T’s sole discretion (which right is subject to applicable law), in which case the Early Participation Date means the latest time and date to which the Early Participation Date is extended. The Expiration Date is 11:59 p.m., New York City time, on August [29], 2016, subject to W&T’s right to extend that time and date (which right is subject to applicable law) in consultation with the Required Holders (which right is subject to applicable law), in which case the Expiration Date means the latest time and date to which the Exchange Offer and Consent Solicitation is extended. To extend the Expiration Date, W&T will notify the Exchange Agent and will make a public announcement thereof before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The public announcement will include the approximate principal amount of the Existing Notes that had been validly tendered and not validly withdrawn. During any extension of the Early Participation Date or the Expiration Date, all Existing Notes previously tendered in an extended Exchange Offer will remain subject to such Exchange Offer and may be accepted for exchange by W&T.

Subject to applicable law, W&T expressly reserves the right, in its sole discretion, to:

•	delay accepting any Existing Notes, to extend the Exchange Offer and Consent Solicitation or to terminate the Exchange Offer and not accept any Existing Notes;

•	extend the Early Participation Date without extending the Withdrawal Deadline; and

•	amend, modify or waive in part or whole, at any time, or from time to time, the terms of the Exchange Offer in any respect, including waiver of any conditions to consummation of the Exchange Offer; provided, however, that W&T may only waive the Minimum Tender Condition or modify the Exchange Consideration in consultation with the Required Holders.

If W&T exercises any such right, it will give written notice thereof to the Exchange Agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which W&T may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer and Consent Solicitation, W&T will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release. The minimum period during which the Exchange Offer and Consent Solicitation will remain open following material changes in the terms of the Exchange Offer and Consent Solicitation or in the information concerning the Exchange Offer and Consent Solicitation will depend upon the facts and circumstances of such change, including the relative materiality of the changes. In accordance with Rule 14e-1 under the Exchange Act, if W&T elects to change the consideration offered or the Existing Notes sought, the Exchange Offer will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to Eligible Holders. If the terms of the Exchange Offer are amended in a manner determined by W&T to constitute a material change adversely affecting any Eligible Holder, W&T will promptly disclose any such amendment in a manner reasonably calculated to inform Eligible Holders of such amendment, and W&T will extend the Exchange Offer and Consent Solicitation for a time period that it deems appropriate, depending upon the significance of the amendment and the manner of disclosure to Eligible Holders, if the Exchange Offer and Consent Solicitation would otherwise expire during such time period. For the avoidance of doubt, if W&T waives the Minimum Tender Condition, W&T will not be obligated to extend the Withdrawal Deadline.

Settlement Date

The Settlement Date will occur promptly after the Expiration Date and is expected to occur on the third business day after the Expiration Date. W&T will not be obligated to deliver Shares, New Second Lien Notes, New Unsecured Notes and any cash payments unless the Exchange Offer is consummated.

Holders Eligible to Participate in the Exchange Offer

W&T will conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder. Prior to the distribution of this offering memorandum, Eligible Holders of Existing Notes have certified that each such holder is either a QIB as defined in Rule 144A, or a person that is not a “U.S. person” within the meaning of Regulation S.

Only Eligible Holders of Existing Notes who have properly completed and returned the eligibility certification, which is available from the Information Agent, are authorized to receive and review this offering memorandum and to participate in the Exchange Offer.

Consent Solicitation

Holders who tender Existing Notes pursuant to the Exchange Offer are required to deliver a Consent, which will constitute a consent to the Amendments to the Existing Indenture, as described further in “The Amendments to the Existing Indenture” and “Annex A: Form of Supplemental Indenture.” By tendering their Existing Notes, Eligible Holders will be deemed to have delivered Consents to the Amendments with respect to such Existing Notes being tendered.

In order to approve the Amendments with respect to the Existing Notes, Consents must be delivered and not revoked in respect of at least a majority of the outstanding principal amount of Existing Notes. Promptly following the Expiration Date, if the requisite Consents are delivered with respect to the Existing Notes, W&T, the guarantors under the Existing Notes and the trustee for the Existing Notes will enter into a supplemental indenture to give effect to the Amendments. The Amendments will not become operative until the consummation of the Exchange Offer. The calculation of the requisite Consents for the Existing Notes does not include any Existing Notes held by us or our affiliates. In the event that we do not consummate the Exchange Offer for any reason, the indenture governing the Existing Notes will remain in effect in its current form. The consummation of the Exchange Offer is conditioned upon the receipt of the requisite Consents to approve the applicable Amendments and the execution and delivery of the supplemental indenture giving effect to such Amendments. W&T may not consummate the Exchange Offer or execute the supplemental indenture without receiving the requisite Consents pursuant to the Consent Solicitations. See “The Amendments to the Existing Indenture.”

Conditions to the Exchange Offer

W&T’s obligation to accept for exchange Existing Notes validly tendered pursuant to the Exchange Offer is subject to (a) the valid tender, without withdrawal, of a minimum of 95%, or $855.0 million, of the outstanding aggregate principal amount of Existing Notes by Eligible Holders as of the Expiration Date; (b) the Consents from Holders of at least a majority of the outstanding principal amount of the Existing Notes to the Amendments having been received, without withdrawal, prior to the Expiration Date to permit the issuance of the New Second Lien Notes under the Existing Indenture; (c) the approval by our shareholders of both the Authorized Shares Proposal and the Exchange Offer Proposal at the Special Meeting; and (d) the amendment to our revolving bank credit facility to permit the consummation of the Exchange Offer. Additionally, notwithstanding any other provision of this offering memorandum, W&T will not be required to accept for exchange Existing Notes tendered pursuant to the Exchange Offer and may terminate, extend or amend the Exchange Offer and Consent Solicitation and may postpone the acceptance for exchange of Existing Notes so tendered if the General Conditions have not been satisfied or waived. W&T may waive, at any time prior to the Expiration Date, the Minimum Tender Condition in consultation with the Required Holders and any of the General Conditions. Accordingly, the aggregate principal amount of Existing Notes accepted for exchange pursuant to the Exchange Offer may be significantly less than the aggregate principal amount set forth by the Minimum Tender Condition.

General Conditions

All of the “General Conditions” shall be deemed to be satisfied unless any of the following conditions shall occur on or after the date of this offering memorandum and at or prior to the Expiration Date:

•	there shall have been instituted, threatened or be pending any action, proceeding or investigation (whether formal or informal) (or there shall have been any material adverse development with respect to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that, in our reasonable judgment either (a) is, or is likely to be, adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or (b) is, or is likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any event affecting our or our subsidiaries’ business or financial affairs that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

•	the trustee shall have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Exchange Offer or the acceptance of, or payment for, the Existing Notes; or

•	there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States or other major financial markets, (c) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (d) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States, or (e) in the case of any of the foregoing existing on the date hereof, in our reasonable judgment, a material acceleration or worsening thereof.

Additional Information

The General Conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time, and from time to time, prior to the Expiration Date in our sole discretion. If any condition to the Exchange Offer (including the General Conditions) is not satisfied or waived by us prior to the Expiration Date, we reserve the right, but will not be obligated, subject to applicable law:

•	to terminate the Exchange Offer and return any tendered Existing Notes;

•	to waive all unsatisfied conditions and accept for exchange all Existing Notes that are validly tendered prior to the Expiration Date;

•	to extend the Exchange Offer and retain the Existing Notes that have been tendered during the period for which the Exchange Offer is extended; or

•	to amend the Exchange Offer.

The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Treatment of Existing Notes Not Tendered in the Exchange Offer

Existing Notes that are not tendered or that are tendered but not accepted will remain outstanding and will continue to be subject to their existing terms immediately following the completion of the Exchange Offer. The Existing Notes that remain outstanding will be effectively junior, to the extent of the value of the collateral, to our and the subsidiary guarantors’ secured obligations, including our revolving bank credit facility, the New Second Lien Notes, the Existing Term Loans and any other lien obligations, including the New Unsecured Notes in the event the Minimum Tender Condition is not satisfied and at least two-thirds of the participating holders party to the Support Agreement in terms of aggregated principal amount of Existing Notes do not waive such Minimum Tender Condition.

From time to time before or after the Expiration Date, W&T or its affiliates may acquire any Existing Notes that are not tendered and accepted in the Exchange Offer through open market purchases,

privately negotiated transactions, exchange offers, redemption or otherwise, upon such terms and at such prices as W&T may determine (or as may be provided for in the indenture governing the Existing Notes), which may be more or less than the consideration to be received by participating Eligible Holders in the Exchange Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof W&T or its affiliates may choose to pursue in the future.

The trading market for the Existing Notes that are not exchanged could become more limited than the existing trading market for the Existing Notes and could cease to exist altogether due to the reduction in the principal amount of the Existing Notes outstanding upon consummation of the Exchange Offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the Existing Notes. If a market for the Existing Notes that are not exchanged exists or develops, the Existing Notes may trade at a discount to the price at which they would trade if the principal amount outstanding were not reduced. See “Risk Factors.”

Effect of Tender

Any tender by an Eligible Holder, and W&T’s subsequent acceptance of that tender, of Existing Notes will constitute a binding agreement between that Eligible Holder and W&T upon the terms and subject to the conditions of the Exchange Offer described in this offering memorandum and in the letter of transmittal. The participation in the Exchange Offer by a tendering Eligible Holder will constitute the agreement by that Eligible Holder to deliver good and marketable title to the tendered Existing Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Existing Notes

For physical or facsimile delivery of a letter of transmittal, please complete, sign and date the letter of transmittal in accordance with the instructions set forth therein. A letter of transmittal need not accompany tenders effected through ATOP. Eligible Holders tendering Existing Notes through ATOP will be deemed to agree to the terms set forth in the letter of transmittal pursuant to an Agent’s Message.

Upon the agreement to the terms of the letter of transmittal pursuant to an Agent’s Message or submission of a letter of transmittal, as applicable (as described under “—Procedures for Tendering”), an Eligible Holder, or the beneficial holder of Existing Notes on behalf of which the Eligible Holder has tendered, will, subject to that Eligible Holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, be deemed, among other things, to:

•	irrevocably sell, assign and transfer to or upon W&T’s order or the order of W&T’s nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the Eligible Holder’s status as a holder of, all Existing Notes tendered thereby, such that thereafter the Eligible Holder shall have no contractual or other rights or claims in law or equity against any fiduciary, trustee, fiscal agent or other person connected with the Existing Notes arising under, from or in connection with those Existing Notes;

•	waive any and all rights with respect to the Existing Notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those Existing Notes; and

•	release and discharge W&T and the trustee with respect to the indentures governing the Existing Notes from any and all claims that the Eligible Holder may have, now or in the future, arising out of or related to the Existing Notes tendered thereby, including, without limitation, any claims that the Eligible Holder is entitled to receive additional principal or interest payments with respect to the Existing Notes tendered thereby, other than accrued and unpaid interest on the Existing Notes or as otherwise expressly provided in this offering memorandum and in the letter of transmittal, or to participate in any redemption or defeasance of the Existing Notes tendered thereby.

In addition, each Eligible Holder of Existing Notes tendered in the Exchange Offer upon the agreement to the terms of the letter of transmittal pursuant to an Agent’s Message, or the submission of a letter of transmittal, will be deemed to represent, warrant and agree that:

•	it has received this offering memorandum;

•	it is the beneficial owner (as defined herein) of, or a duly authorized representative of one or more beneficial owners of, the Existing Notes tendered thereby, and it has full power and authority to execute and/or agree to the letter of transmittal;

•	the Existing Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and W&T will acquire good, indefeasible and unencumbered title to those Existing Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when W&T accepts the same;

•	it will not sell, pledge, hypothecate or otherwise encumber or transfer Existing Notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

•	it is, or, in the event that it is acting on behalf of a beneficial owner of the Existing Notes tendered thereby, it has received a written certification from that beneficial owner, dated as of a specific date on or since the close of that beneficial owner’s most recent fiscal year, to the effect that that beneficial owner is a QIB and is acquiring Shares, New Second Lien Notes and New Unsecured Notes for its own account or for a discretionary account or accounts on behalf of one or more QIBs as to which it has been instructed and has the authority to make the statements contained in the letter of transmittal;

•	it is not resident and/or located in any Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), or if located and/or resident in a Relevant Member State is a qualified investor as defined in Article 2.1(e) of the Prospectus Directive;

•	it is otherwise a person to whom it is lawful to make available this offering memorandum or to make the Exchange Offer in accordance with applicable laws (including the transfer restrictions set out in this offering memorandum);

•	it has had access to such financial and other information and has been afforded the opportunity to ask such questions of representatives of W&T and receive answers thereto, as it deems necessary in connection with its decision to participate in the Exchange Offer;

•	it acknowledges that W&T, the Dealer Manager, and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that if any of the acknowledgements, representations and warranties made by its agreement to the terms of a letter of transmittal pursuant to an Agent’s Message, or the submission of a letter of transmittal, are, at any time prior to the consummation of the Exchange Offer, no longer accurate, it shall promptly notify W&T and the Dealer Manager. If it is acquiring the Shares, New Second Lien Notes and New Unsecured Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account;

•	in evaluating the Exchange Offer and in making its decision whether to participate in the Exchange Offer by the tender of Existing Notes, it has made its own independent appraisal of the matters referred to in this offering memorandum and the letter of transmittal and in any related communications;

•	the tender of Existing Notes shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this offering memorandum;

•	the agreement to the letter of transmittal pursuant to an Agent’s Message, or the submission of a letter of transmittal, shall, subject to an Eligible Holder’s ability to withdraw its tender on or prior to the Withdrawal Deadline, and subject to the terms and conditions of the Exchange Offer, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Existing Notes tendered thereby in favor of W&T or any other person or persons as W&T may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of Existing Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the applicable Exchange Offer and to vest in W&T or its nominees those Existing Notes;

•	either (a) such holder is not (i) an “employee benefit plan” that is subject to Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan to which Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code applies (“Similar Laws”), or (iii) an entity the underlying assets of which are considered to include “plan assets” of such plans or (b) such holder’s acquisition, holding and disposition of the Shares, New Second Lien Notes and New Unsecured Notes either (i) are not a prohibited transaction under ERISA or the Code or do not violate Similar Laws (ii) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code or under Similar Laws in accordance with one or more available statutory, class or individual prohibited transaction exemptions; and

•	the terms and conditions of the Exchange Offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly.

Each Eligible Holder of Existing Notes that agrees to the terms of a letter of transmittal pursuant to an Agent’s Message, or the submission of a letter of transmittal, will also be deemed to represent, warrant and agree to the terms described under “Transfer Restrictions.”

The representations, warranties and agreements of an Eligible Holder tendering Existing Notes will be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date. For purposes of this offering memorandum, the “beneficial owner” of any Existing Notes means any Eligible Holder that exercises investment discretion with respect to those Existing Notes.

Absence of Appraisal and Dissenters’ Rights

Holders of the Existing Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Acceptance of Existing Notes for Exchange and Delivery of the Consideration

On the Settlement Date, the Shares, New Second Lien Notes and New Unsecured Notes to be issued in exchange for the Existing Notes tendered in the Exchange Offer, if consummated, will be delivered in book-entry form, and payment of any cash amounts will be made by deposit of funds with DTC, Clearstream or Euroclear, as applicable, which will transmit those payments to tendering Eligible Holders.

For the purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Existing Notes for exchange if and when the Company gives written notice to the Exchange Agent.

In all cases, issuance of the Shares, New Second Lien Notes and New Unsecured Notes for the Existing Notes that are accepted for exchange will be made only:

•	upon satisfaction of the waiver by W&T of the Minimum Tender Condition;

•	upon satisfaction of the General Conditions;

•	in the case of Existing Notes held through DTC, after timely receipt by the Exchange Agent of a timely book-entry confirmation of such Existing Notes into the Exchange Agent’s account at DTC or, in the case of Existing Notes held through Euroclear or Clearstream, confirmation that the relevant Existing Notes have been tendered and blocked in the relevant Eligible Holder’s account(s) in Euroclear or Clearstream;

•	in the case of Existing Notes held through DTC, after timely receipt by the Exchange Agent of an Agent’s Message (as defined below in “—Procedures for Tendering”); and

•	all other required documents.

Eligible Holders may submit all or part of their Existing Notes currently held. The Exchange Agent will act as agent for tendering Eligible Holders of Existing Notes for the purpose of receiving Existing Notes and transmitting Shares, New Second Lien Notes and New Unsecured Notes and cash as of the Settlement Date. If any tendered Existing Notes are not accepted for any reason described in the terms and conditions of the Exchange Offer, such unaccepted Existing Notes will be returned without expense to the tendering Eligible Holders promptly after the expiration or termination of the Exchange Offer.

If, for any reason, acceptance for exchange of tendered Existing Notes, issuance of Shares, New Second Lien Notes and New Unsecured Notes in exchange for validly tendered Existing Notes, pursuant to the Exchange Offer is delayed, or W&T is unable to accept tendered Existing Notes for exchange or to issue Shares, New Second Lien Notes and New Unsecured Notes in exchange for validly tendered Existing Notes pursuant to the Exchange Offer, then the Exchange Agent may, nevertheless, on behalf of W&T, retain the tendered Existing Notes, without prejudice to the rights of W&T described under “—Early Participation Date; Expiration Date; Extensions; Amendments; Termination,” and “—Conditions to the Exchange Offer” above and “—Withdrawal of Tenders” below, but subject to Rule 14e-1 under the Exchange Act, which requires that W&T pay the consideration offered or return the Existing Notes tendered promptly after the termination or withdrawal of the Exchange Offer, and the tendered Existing Notes may not be withdrawn.

Under no circumstances will any interest be payable because of any delay by the Exchange Agent or DTC in the transmission of funds to the Eligible Holders of accepted Notes or otherwise.

Procedures for Tendering

The tender for exchange by an Eligible Holder (and the subsequent acceptance of such tender by the Company) pursuant to one of the procedures set forth below will constitute a binding agreement between the Eligible Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The Company believes that, as of the date of this offering memorandum, all Eligible Holders hold their Existing Notes through accounts with DTC, Euroclear or Clearstream (collectively, the “Clearing Systems”) and that no Existing Notes are held in physical definitive form. Eligible Holders who hold Existing Notes through the Clearing Systems must tender for exchange Existing Notes through the relevant Clearing System procedures. Beneficial owners whose Existing Notes are held through a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they wish to tender their Existing Notes. Eligible Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Exchange Offer. Accordingly, Eligible Holders wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the time by which such Eligible Holder must take action in order to so participate.

Existing Notes Held through DTC

Custodial entities that are participants in DTC, other than DTC participants which are acting as custodians for Existing Notes held through Euroclear or Clearstream, must tender Existing Notes for exchange through DTC’s ATOP system the rules of which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting, agree to be bound. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent’s Message to the Exchange Agent. An “Agent’s Message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the Eligible Holder that it has (i) received the Exchange Offer, (ii) will abide by the terms of the Exchange Offer and the letter of transmittal, and (iii) has made the confirmations or affirmations that are set forth in this offering memorandum and the letter of transmittal.

If an Eligible Holder of Existing Notes transmits its acceptance of this Exchange Offer through ATOP, delivery of an Agent’s Message must be timely received by the Exchange Agent. If you desire to tender your Existing Notes by the Expiration Date or, in order to receive the Early Tender Premium, on or prior to the Early Participation Date, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on or prior to the Expiration Date or the Early Participation Date, as the case may be. The Company will have the right, which may be waived, to reject the defective tender of Existing Notes as invalid and ineffective.

Existing Notes Held through Participants of Euroclear and Clearstream

Custodial entities that are participants of Euroclear and Clearstream, and which desire to tender Existing Notes for exchange held directly or indirectly at one of such Clearing Systems, must instruct either Euroclear or Clearstream (as applicable) to block the Existing Notes in their account and transmit a notice of acceptance in respect of the Exchange Offer with respect to the tendered Existing Notes, which must include a confirmation of blocking and an express acknowledgement from the Eligible Holder that such Eligible Holder has (i) received the Exchange Offer, (ii) will abide by the terms of the Exchange Offer and the letter of transmittal, and (iii) has made the confirmations or affirmations which are set forth in this offering memorandum or the letter of transmittal. Such notice of acceptance (including a confirmation of blocking) must be timely received by the Exchange Agent from Euroclear or Clearstream (or via their respective U.S. DTC custodians) via an appropriate SWIFT message or via DTC’s ATOP prior to the Expiration Date or, in order to receive the Early Tender Premium, on or prior to the Early Participation Date.

Eligible Holders of Existing Notes held via Euroclear or Clearstream who are not direct participants of Euroclear or Clearstream must contact their custodian to arrange for their direct participants in the relevant Clearing System through which they hold Existing Notes to submit the electronic acceptance and to give instruction to the relevant Clearing System to block the relevant Existing Notes in accordance with the procedures of the relevant Clearing System and the deadlines required by the relevant Clearing System.

Euroclear or Clearstream may impose additional deadlines in order to properly process tender instructions. As part of tendering Existing Notes through Euroclear or Clearstream, you should be aware of and comply with any such deadlines.

The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP with respect to book-entry Existing Notes held through DTC. An Agent’s Message must be transmitted to and received by the Exchange Agent prior to the Expiration Date or, in order to receive the Early Tender Premium, on or prior to the Early Participation Date with respect to Existing Notes held via DTC. Existing Notes will not be deemed to have been tendered for exchange via DTC until an Agent’s Message, is received by the Exchange Agent

ELIGIBLE HOLDERS OF THE EXISTING NOTES SHOULD NOTE THAT EACH OF DTC, EUROCLEAR OR CLEARSTREAM IMPOSES DAILY DEADLINES FOR THE SUBMISSION OF ELECTRONIC INSTRUCTIONS. ACCORDINGLY, ELIGIBLE HOLDERS OF EXISTING NOTES WISHING TO PARTICIPATE IN THE EXCHANGE OFFER ARE ADVISED TO ENSURE THAT THEY SUBMIT, OR ARRANGE TO HAVE SUBMITTED ON THEIR BEHALF, ANY ELECTRONIC INSTRUCTION IN ADVANCE OF SUCH DEADLINES IMPOSED BY DTC, EUROCLEAR OR CLEARSTREAM, AS THE CASE MAY BE. IN ADDITION, ELIGIBLE HOLDERS OF EXISTING NOTES SHOULD CHECK WITH THE BANK, SECURITIES BROKER OR ANY OTHER INTERMEDIARY THROUGH WHICH THEY HOLD THEIR EXISTING NOTES WHETHER SUCH INTERMEDIARY APPLIES DIFFERENT DEADLINES TO PARTICIPATE IN THE EXCHANGE OFFER THAN SET OUT IN THIS OFFERING MEMORANDUM OR, AS THE CASE MAY BE, AS IMPOSED BY DTC, EUROCLEAR OR CLEARSTREAM, AS APPLICABLE, AND THEN SHOULD FOLLOW THOSE DEADLINES.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Notes determined by us not to be in proper form or not to be tendered properly or any tendered Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Notes, whether or not waived in the case of other Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within the time we determine. Although we intend to notify Eligible Holders of defects or irregularities with respect to tenders of Existing Notes, none of W&T, the Exchange Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Existing Notes with respect to such Existing Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any Eligible Holder whose Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Existing Notes. Eligible Holders may contact the Information Agent for assistance with these matters.

Withdrawal of Tenders

Tenders of Existing Notes in the Exchange Offer may be validly withdrawn at any time on or prior to the Withdrawal Deadline, but will thereafter be irrevocable, even if we otherwise extend the Early Participation Date or extend the Exchange Offer beyond the Expiration Date, except in certain limited circumstances where additional withdrawal rights are required by law. Tenders submitted in the Exchange Offer after the Withdrawal Deadline will be irrevocable except in the limited circumstances where additional withdrawal rights are required by law.

To be effective, a notice of withdrawal must be received by the Exchange Agent through ATOP (or analogous procedures of either Euroclear or Clearstream), in each case not later than the Withdrawal Deadline.

This notice must specify:

•	the name of the person or entity having tendered the Existing Notes to be withdrawn; and

•	the Existing Notes to be withdrawn including the name and the participant account number of the participant entity at either DTC, Euroclear or Clearstream to be credited with the withdrawn Notes.

Eligible Holders of the Existing Notes are advised to inform themselves with the bank, securities broker or any other intermediary through which they hold their Existing Notes whether such intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Exchange Offer prior to the deadlines set out in this offering memorandum.

We will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for the purposes of the Exchange Offer. Any Existing Notes tendered for exchange but not exchanged for any reason will be released to the Eligible Holder pursuant to the book-entry transfer procedures described above and such Existing Notes will be credited to an account maintained with the relevant Clearing System for the Existing Notes promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Withdrawal of tenders of Existing Notes may not be rescinded, and any Existing Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. Validly withdrawn Existing Notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering” above prior to the Expiration Date or, in order to receive the Early Tender Premium, on or prior to the Early Participation Date.

Exchange Agent; Information Agent

D.F. King has been appointed as the Exchange Agent and the Information Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer should be sent or delivered by each Eligible Holder of Existing Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address listed on the back cover of this offering memorandum. Questions concerning tender procedures and requests for additional copies of this offering memorandum or the letter of transmittal should be directed to the Information Agent at the address and telephone numbers listed on the back cover of this offering memorandum. The eligibility certification and copies of this offering memorandum and the related letter of transmittal are available at www.dfking.com/[●]. Eligible Holders of Existing Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offer. We will pay the Exchange Agent and the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Dealer Manager

In connection with the Exchange Offer, we have retained Evercore Group L.L.C. as the Dealer Manager. We will pay a customary fee to the Dealer Manager for soliciting acceptances of the Exchange Offer. That fee will be payable upon completion of the Exchange Offer.

The obligations of the Dealer Manager to perform its functions are subject to various conditions. We have agreed to indemnify the Dealer Manager against various liabilities, including various liabilities under the federal securities laws. The Dealer Manager may contact Eligible Holders of Existing Notes by mail, telephone, facsimile transmission, personal interviews and otherwise may request broker dealers and the other nominee holders to forward materials relating to the Exchange Offer to beneficial holders. Questions regarding the terms of the Exchange Offer may be directed to each Dealer Manager at its address and telephone number listed on the back cover of this offering memorandum. At any given time, the Dealer Manager may trade the Existing Notes or other of our securities for its own accounts or for the accounts of its customers and, accordingly, may hold a long or short position in the Existing Notes.

The Dealer Manager has, from time to time, provided and/or is currently providing investment banking and financial advisory services to us and our affiliates. The Dealer Manager may in the future provide various investment banking and other services to us, and our affiliates, for which it would receive customary compensation from us.

In the ordinary course of its business, the Dealer Manager or its affiliates may at any time hold long or short positions, and may trade for its own account or the accounts of customers, in debt or equity securities issued by us and our subsidiaries and affiliates, including any of the Existing Notes, the Shares, the New Second Lien Notes or the New Unsecured Notes. To the extent that the Dealer Manager or its affiliates own Existing Notes during the Exchange Offer, they may tender such Existing Notes pursuant to the terms of the Exchange Offer. The Dealer Manager and its affiliates may from time to time in the future engage in transactions with us and our subsidiaries and affiliates and provide services to them in the ordinary course of their respective businesses.

In connection with the Exchange Offer or otherwise, the Dealer Manager may purchase and sell Existing Notes, the Shares, the New Second Lien Notes or the New Unsecured Notes in the open market. These transactions may include covering transactions and stabilizing transactions. Any of these transactions may have the effect of preventing or retarding a decline in the market prices of the Existing Notes, the Shares, the New Second Lien Notes and/or the New Unsecured Notes. They may also cause the prices of the Existing Notes, the Shares, the New Second Lien Notes and/or the New Unsecured Notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The Dealer Manager may conduct these transactions in the over-the-counter market or otherwise. If the Dealer Manager commences any of these transactions, it may discontinue them at any time.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the Existing Notes. Solicitations of Eligible Holders may be made by mail, e-mail, facsimile transmission, telephone or in person by the Dealer Manager, Information Agent, Exchange Agent as well as by our officers and other employees and those of our affiliates. No additional compensation will be paid to any officers or employees who engage in soliciting exchanges.

Tendering Eligible Holders of Existing Notes accepted in the Exchange Offer will not be obligated to pay brokerage commissions or fees to us, the Dealer Manager, the Exchange Agent or the Information Agent or, except as set forth below, to pay transfer taxes with respect to the exchange of their Existing Notes. If, however, a tendering Eligible Holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution that Eligible Holder may be required to pay brokerage fees or commissions.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Existing Notes in the Exchange Offer unless you instruct us to cause the issuance of Shares, New Second Lien Notes or the New Unsecured Notes, or request that Existing Notes not tendered or accepted in the Exchange Offer be returned, to a person other than the tendering Eligible Holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

NONE OF W&T, THE DEALER MANAGER, THE TRUSTEE WITH RESPECT TO THE EXISTING NOTES, THE NEW SECOND LIEN NOTES AND THE NEW UNSECURED NOTES, THE EXCHANGE AGENT, THE INFORMATION AGENT, AND ANY AFFILIATE OF ANY OF THEM, MAKES ANY RECOMMENDATION AS TO WHETHER ELIGIBLE HOLDERS OF THE EXISTING NOTES SHOULD EXCHANGE THEIR EXISTING NOTES FOR SHARES, NEW SECOND LIEN NOTES AND NEW UNSECURED NOTES IN RESPONSE TO THE EXCHANGE OFFER.

Exhibit B

Summary of Key Terms of New Capital Financing

The information contained herein is strictly confidential and may not be disclosed to any third party other than according to the terms of the commitment letter to which this is attached.

Borrower:	W&T Offshore, Inc., a Texas corporation (the “Borrower”).

Guarantors:	W&T Energy VI, LLC, a Delaware limited liability company, W&T Energy VII, LLC, a Delaware limited liability company, and all other direct or indirect subsidiaries of the Borrower which guarantee any other secured indebtedness for borrowed money of the Obligors (the “Guarantors”, and together with the Borrower, the “Obligors”).

Initial Lenders:	[Lender], as investment manager to one or more of its managed funds and accounts (“[Lender]”) and such other holders of the 8.50% Notes (as defined in the RSA (as defined below)) as shall be signatories to the RSA and satisfactory to [Lender] and the Borrower (the “Initial Lenders”, together with their permitted successors and assigns, the “Lenders”). Each such additional Initial Lender shall participate in the Facility on a pro rata basis based on their pro rata share of the 8.50% Notes; provided that no Initial Lender shall be permitted to hold New Term Loans in a principal amount less than $1,000,000.

Administrative Agent:	[Bank of America].

Type and Amount:	Senior Secured 1.5 Lien Term Loan Facility (the “New Term Loan”) in an initial aggregate principal amount of $75,000,000.

Scheduled Amortization:	None.

Interest Rate and Fees:	Set forth on Annex A hereto.

Expected Closing Date:	On or prior to September 15, 2016, but in any event no later than the End Date (as defined in the Support Agreement, dated as of , 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “RSA”), by and among each of the holders listed on the signature pages thereto and the Borrower).

Collateral:	1.5 priority lien (junior only to the liens securing the Borrower’s Fifth Amended and Restated Credit Agreement, dated as of November 8, 2013 (the “RBL”), by and among the Borrower, Toronto Dominion (Texas) LLC, as administrative agent (the “RBL Agent”), Wells Fargo Bank, N.A., as syndication agent, Natixis, The Bank of Nova Scotia and Fifth Third Bank, as co-documentation agents and the various lenders and other parties thereto and other customary permitted liens which are senior in priority to the lien securing the RBL and permitted by the New Term Loan) on all assets of the Obligors that secure the RBL. At closing, the Administrative Agent and the RBL Agent will enter into an intercreditor agreement reasonably satisfactory to the Initial

Lenders and the Borrower (the “Senior Lien ICA”). Pursuant to the Senior Lien ICA, the RBL Agent shall, subject to the terms of the Senior Lien ICA, represent the Administrative Agent as the “Priority Lien Agent” under the Intercreditor Agreement, dated as of May 11, 2015 between the RBL Agent, as the original priority lien agent, and Morgan Stanley Senior Funding, Inc., as the original second lien collateral trustee (the “Existing ICA”) or the Administrative Agent shall join the Existing ICA as an additional “Priority Lien Agent”, as [Lender] and the RBL Agent shall reasonably determine.

For the avoidance of doubt, the collateral coverage required under the New Term Loan shall be the same as the collateral coverage required by the RBL as in effect on the Closing Date; provided that any modifications of such collateral package after the Closing Date other than in accordance with the terms of the Senior Lien ICA shall require the consent of holders of more than 50% of the outstanding principal amount of the New Term Loans.

Scheduled Maturity Date:	November 15, 2019; provided that if the 8.50% Senior Notes due 2019 (the “Senior Notes”) issued under the Indenture, dated as of June 10, 2011 (the “Indenture”), by and among the Borrower, the subsidiary guarantors identified therein and Wilmington Trust, National Association (as successor trustee to Wells Fargo Bank, National Association) are not refinanced in whole prior to February 28, 2019, with indebtedness maturing after November 15, 2019, the Scheduled Maturity Date shall be February 28, 2019.

Optional Prepayment:	The New Term Loan will be callable subject to payment of the Make-Whole Premium (as defined below). Optional prepayments shall not be subject to any other premiums or penalties.

Mandatory Prepayment Offers:	Subject to the terms of the Senior Lien ICA and the Documentation Principles (as defined below), the New Term Loan will be subject only to mandatory prepayment offer provisions substantially identical to those contained in the Existing Term Loan (as defined below). Mandatory prepayment offers shall not be subject to any premiums or penalties.

Make-Whole:

“Make-Whole Premium” means, as of any date of determination (a) during the period of time from and after the Closing Date up to and including the date that is the first anniversary of the Closing Date, a make-whole premium (to be calculated on a T+50 basis), (b) during the period of time from and after the calendar day after the first anniversary of the Closing Date up to and including the date that is the second anniversary of the Closing Date, a prepayment premium equal to 105.5% of the principal amount being repaid and (c) during the period of time from and after the calendar day after the second anniversary of the Closing Date up to and including the date that is the third anniversary of the Closing Date, a prepayment premium equal to 102.75% of the principal amount repaid.

Any voluntary payment or acceleration (for any reason) of the New Term Loan prior to the third anniversary of the Closing Date shall be subject to payment of the Make-Whole Premium.

Change of Control:

Upon the occurrence of any change of control (as defined below), the Borrower shall make a mandatory offer to prepay the New Term Loan at an offer price equal to 101% of the principal amount so repaid.

For purposes herein, a “change of control” shall be as defined in the Existing Term Loan; provided that the defined term “Principals” shall be expanded to include [Lender] and its managed funds, accounts and Affiliates thereof.

Use of Proceeds:	The proceeds of the New Term Loan will be used to (i) refinance and restructure certain of the Borrower’s existing indebtedness as set forth in the RSA, (ii) finance its working capital and general corporate purposes and (iii) pay fees and expenses associated with the New Term Loan and the Transactions and the closing of the Transactions.

Documentation:	To be drafted by [Lender Counsel], counsel to [Lender]. The definitive documentation for the New Term Loan shall (a) be based upon documentation for the Existing Term Loan with such changes as [Lender] shall reasonably require and will take into account this Term Sheet and differences to reflect the changed capital structure of the Borrower and its subsidiaries and their business, the definitive terms of which will be negotiated in good faith; provided that the definitive documentation shall contain administrative agency and operational administration provisions customary for the Administrative Agent and reasonably satisfactory to the Initial Lenders and (b) be on terms and be in a form such that they do not impair the availability of the New Term Loan on the Closing Date if the conditions expressly set forth under “Conditions to Closing” below are satisfied or waived (it being understood that, subject to the condition set forth in clause (6)(c)(4) under “Conditions to Closing” below, to the extent any security interest in the collateral is not or cannot be perfected on the Closing Date or a filing for such perfection is not or cannot be made on the Closing Date (other than the perfection of collateral or filings for perfection of collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code (“UCC”) in the relevant jurisdiction of incorporation of each Obligor or delivery (or deemed delivery) of certificated collateral) after the Borrower’s use of commercially reasonable efforts to do so, then the perfection of (or filing for the perfection of) any such security interest in such collateral shall not constitute a condition precedent to the availability of the New Term Loan, but instead executed copies of such applicable mortgage and security documentation shall be provided to the Administrative Agent within fifteen (15) days after the Closing Date, subject to a fifteen (15) day extension in the discretion of the Administrative Agent, pursuant to arrangements to be mutually agreed by the parties hereto, which shall include a covenant by the Borrower to file a current report on form 8-K upon such perfection or filings being completed. This paragraph shall be referred to as the “Documentation Principles”.

Conditions to Closing:	The closing of the New Term Loan is subject only to satisfaction or waiver of the conditions set forth on Annex B hereto (which such conditions may be satisfied prior to or substantially concurrent with the funding of the New Term Loan).

Representations and Warranties:	Subject to the Documentation Principles, the Documentation shall contain representations and warranties that are substantially consistent with the representations and warranties set forth in the Term Loan Credit Agreement, dated as of May 11, 2015 (the “Existing Term Loan”), by and among the Borrower, Morgan Stanley Senior Funding, Inc. as Administrative Agent and Collateral Trustee, the lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., TD Securities (USA) LLC, Wells Fargo Securities, LLC, Natixis, New York Branch, The Bank of Nova Scotia, Citigroup Global Markets Inc., and Goldman Sachs Bank USA as Joint Lead Arrangers and Joint Bookrunners with such changes as may be necessary or desirable to reflect the changed capital structure of the Obligors and such other changes as are consistent with the Documentation Principles (it being agreed and understood that the solvency representation shall be consistent with the solvency certificate attached as Annex C).

Affirmative Covenants:	Subject to the Documentation Principles, the Documentation shall contain affirmative covenants that are substantially consistent with the affirmative covenants set forth in the Existing Term Loan with such changes as may be necessary or desirable to reflect the changed capital structure of the Obligors and such other changes as are consistent with the Documentation Principles.

Negative Covenants:	Subject to the Documentation Principles, the Documentation shall contain negative covenants that are substantially consistent with the negative covenants set forth in the Existing Term Loan with such changes as may be necessary or desirable to reflect the changed capital structure of the Obligors and such other changes as are consistent with the Documentation Principles. In addition, the negative covenants shall include a prohibition on (i) any first lien debt for borrowed money other than the RBL and provide that the RBL shall be limited to an outstanding principal amount of $150,000,000 (subject to upward adjustment in accordance with a customary borrowing base provision substantially consistent with the Borrower’s existing RBL) and (ii) a prohibition on payments of any indebtedness of the Obligors that is junior to the New Term Loan (subject to certain exceptions, including (a) scheduled repayments, (b) repayments of the Senior Notes in an amount not to exceed $35 million; provided that such repurchase must be made at a discount to par of not less than 65% and (c) permitted refinancings).

Financial Covenants:	None.

Events of Default:	Subject to the Documentation Principles, the Documentation shall contain events of default that are substantially consistent with the events of default set forth in the Existing Term Loan with such changes as may be necessary or desirable to reflect the changed capital structure of the Obligors and such other changes as are consistent with the Documentation Principles; provided that the Documentation shall contain a cross-default to the RBL if an event of default has occurred and is continuing under the RBL which is not waived or cured within a thirty (30) day grace period; provided that if in connection with any waiver or cure of an event of default under the RBL the RBL lenders are paid a cash fee (such fee for calculation purposes being expressed as a percentage of the aggregate amount of the then-effective RBL borrowing base, which borrowing base on the Closing Date shall be $150 million (the “Applicable Percentage”), the Lenders shall receive their pro rata portion of a cash fee in an aggregate amount equal to the Applicable Percentage multiplied by the aggregate outstanding principal amount of the New Term Loans at such time.

Governing Law:	New York.

Transfer:	The loans shall be transferable without the consent of the Borrower.

Counsel to [Lender]:	[Lender Counsel].

Exhibit C

TERMS OF AMENDMENT TO FIRST LIEN CREDIT AGREEMENT

A summary of the amendments to the First Lien Credit Agreement is included below. Capitalized terms not defined herein shall have the meanings assigned to them in the Agreement or First Lien Credit Agreement, as applicable.

Exchange Transaction	Permit the Company to exchange its Existing Notes to the New Second Lien Notes, second lien term loans, new third lien notes, new third lien term loans and/or New Unsecured Notes and common equity as contemplated in the support agreement to which this term sheet is attached (the “Exchange Transaction”).

Participation Condition Precedent	Condition precedent to closing of amendment requires participation of at least 80% of the Existing Notes in the Exchange Transaction.

Borrowing Base Reaffirmation	Reaffirmation of the Borrowing Base at $150 million.

Borrowing Base Redetermination Holiday	Waiver of any scheduled and optional Borrowing Base redeterminations (but not adjustments due to hedge terminations, asset sales, debt issuance or title failure) until April 1, 2017.

Anti-Cash Hoarding	Addition of anti-cash hoarding language. If unrestricted cash balances are greater than $35 million and revolver outstandings (including Letters of Credit) are greater than $5 million then the Company will be required to reduce revolver outstanding (including Letters of Credit) to less than or equal to $5 million. Cash balances and revolver outstandings to be measured on a weekly basis.

Restricted Accounts	Entry into deposit account control agreements and accounts restricted to the Revolving Loan Lender group, subject to customary exceptions including BOEM escrows.

Financial Covenants	Modification of the financial covenants as follows:

a. Amendment of the First Lien Leverage Ratio test from 1.50x to 2.50x with a step-down to 2.00x on September 30, 2017;

b. Elimination of the Secured Debt Leverage Ratio; and

c. Establish a total proved PV-10 to first lien outstandings ratio of 1.25x measured quarterly up to and including the quarter ending December 31, 2016. Total Proved PV-10 will be calculated based on the July 1, 2016 reserve report utilizing current prevailing oil & gas strip prices.

C-1

Repurchases	Permit repurchases of Existing Notes not exchanged pursuant to the Exchange Transaction of up to $35 million in aggregate subject to: (i) no funded amounts outstanding under the revolver; (ii) Letter of Credit issuances under the revolver of not greater than $5 million; and (iii) a minimum of $35 million of unrestricted cash on hand.

Minimum Liquidity	Minimum liquidity of $15 million required to be maintained at all times (to be defined as the sum of unrestricted cash and availability under the revolver).

Term Loan	Permit the issuance of the New Capital Financing of up to $75 million.

Intercreditor Agreement	Authorize Administrative Agent to enter into an intercreditor agreement with the New Capital Financing agent to permit the New Capital Financing and to amend the existing Intercreditor Agreement if reasonably deemed necessary by the Administrative Agent to accommodate the transactions contemplated herein.

Amended Pricing Grid	Amend pricing grid under Applicable Margin as follows:

Utilization (%)	Eurodollar	ABR	Commitment Fee
≥90%	4.00%	3.00%	0.500%
≥75%<90%	3.75%	2.75%	0.500%
≥50%<75%	3.50%	2.50%	0.500%
≥30%<50%	3.25%	2.25%	0.500%
<30%	3.00%	2.00%	0.500%

C-2

Exhibit D

Form of Joinder

[●], 2016

Reference is made to that Support Agreement, dated as of [●], 2016 (as it may be amended in accordance with its terms, the “Support Agreement”), by and among W&T Offshore, Inc., a Texas corporation (the “Company”) and each Holder (as defined therein), regarding an offer to exchange up to 100% of the Company’s outstanding 8.50% Senior Notes due 2019 (the “Existing Notes”) issued under the Indenture, dated as of June 10, 2011 (the “Indenture”), by and among the Company, the subsidiary guarantors identified therein and Wilmington Trust, National Association (as successor trustee to Wells Fargo Bank, National Association) (the “Trustee”), for (i) 62,100,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), which will represent approximately 45% of the Company’s Total Equity upon Consummation (as defined below), of the Company (the “Shares”), (ii) $202.5 million aggregate principal amount of new second lien exchange notes due May 2020 on terms substantially identical to the existing 9.00% second lien term loans, except that the interest on the new second lien exchange notes may be paid in kind at the option of the Company at a rate of 10.75% per annum for the 18 months after issuance and is otherwise payable in cash at a rate of 9.00% per annum (the “New Second Lien Notes”) and (iii) $180 million aggregate principal amount of new unsecured exchange notes due June 2021 (the “New Unsecured Notes”) on terms substantially identical to the Existing Notes, except that the interest on the New Unsecured Notes may be paid in kind at a rate of 10.00% per annum for the first 2 years after issuance and is otherwise payable in cash at a rate of 8.50% per annum, in each case, on the terms and subject to the conditions more fully set forth in the Offering Memorandum. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Support Agreement.

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Support Agreement, agrees to be bound by the terms and conditions of the Support Agreement and shall be deemed a “Holder” under the terms of the Support Agreement, subject to the obligations of a Holder thereunder, including without limitation the undertaking to tender all of its Subject Existing Notes in the Exchange Offer.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date first set forth above.

[HOLDER]

Name of Institution:

By:
Name:
Title:

Address:

Existing Notes:	$

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Exhibit E

SUMMARY OF KEY TERMS OF THE NEW SECOND LIEN NOTES

The terms of the New Second Lien Notes shall be identical in all respects to the terms of the Existing Term Loans except (i) for such modifications as may be necessary to permit the New Second Lien Notes to be issued pursuant to an indenture rather than a loan agreement provided that the terms of such indenture are identical to the terms of the indenture governing the Existing Notes and (ii) as set forth below. Capitalized terms used herein but not defined shall have the meanings set forth in the Support Agreement, dated             , 2016, among W&T Offshore, Inc., a Texas Corporation, and the holders of Existing Notes listed on the signature pages thereto.

Maturity Date	May 15, 2020.

Interest Rate	Interest on the New Second Lien Notes will accrue at a rate of 9.00% per annum payable in cash; provided, however, that for the first 18 months after issuance of the New Second Lien Notes, W&T may elect to pay interest in kind at the rate of 10.75% per annum. On the May 15, 2018 interest payment date, W&T shall be permitted to make part of the interest payment in kind and part of the interest payment in cash, provided that the maximum payment in kind on such interest payment date shall be equal to interest accrued at a rate of 10.75% from the November 15, 2017 interest payment date up to, but not including, the date that is 18 months after issuance of the New Second Lien Notes.

Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2016.

Assignments; Transfers	There will be no restrictions on transferability of the New Second Lien Notes, subject to applicable law. The provisions of Section 10.6 of the Credit Agreement governing the Existing Term Loans shall not be applicable to the New Second Lien Notes.

Perfection of Collateral	To the extent any security interest in the collateral is not or cannot be perfected on the Settlement Date or a filing for such perfection is not or cannot be made on the date of issuance (other than the perfection of collateral or filings for perfection of collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code in the relevant jurisdiction of incorporation of each obligor or delivery (or deemed delivery) of certificated collateral), W&T shall use commercially reasonable efforts to perfect the collateral or make such filing promptly and in any event no later than 30 days after the Settlement Date. In addition, W&T shall file a Current Report on Form 8-K upon such perfection of the collateral.

Distribution	144A for life.

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Exhibit F

SUMMARY OF KEY TERMS OF THE NEW UNSECURED NOTES

The terms of the New Unsecured Notes shall be identical in all respects to the terms of the Existing Notes except as set forth below. Capitalized terms used herein but not defined shall have the meanings set forth in the Support Agreement, dated July 11, 2016, among W&T Offshore, Inc., a Texas Corporation, and the holders of Existing Notes on the signature pages thereto.

Maturity Date	June 30, 2021; provided that if the Existing Notes are not refinanced in whole prior to February 28, 2019, with indebtedness maturing after June 30, 2021, the maturity date shall be February 28, 2019.

Interest Rate	Interest on the New Unsecured Notes will accrue at a rate of 8.50% per annum payable in cash; provided, however, that for the first 24 months after issuance of the New Unsecured Notes, W&T may elect to pay interest in kind at the rate of 10.00% per annum. On the December 31, 2018 interest payment date, W&T shall be permitted to make part of the interest payment in kind and part of the interest payment in cash, provided that the maximum payment in kind paid on the such interest payment date shall be equal to interest accrued at a rate of 10.00% from the June 30, 2018 interest payment date up to, but not including, the date that is 24 months after issuance of the New Unsecured Notes.

Interest Payment Dates	June 30 and December 31 of each year, beginning on December 31, 2016.

Contingent Collateral	In the event the Minimum Tender Condition is not satisfied and at least two-thirds of the participating holders party to a Support Agreement in terms of aggregated principal amount of Existing Notes do not waive such Minimum Tender Condition, the New Unsecured Notes will be secured by third-priority liens on substantially all of our and our subsidiary guarantors’ assets that secure our revolving bank credit facility; provided, however that pursuant to the terms of the Intercreditor Agreement, the security interest in the assets that secure the New Unsecured Notes and the guarantees thereof will be contractually subordinated to liens thereon that secure our revolving bank credit facility, the New Capital Financing, the Existing Term Loans, the New Second Lien Notes and certain other permitted obligations.

Optional Redemption	On or after June 30, 2018, we will have the right to redeem all or some of the New Unsecured Notes at the redemption prices below, if redeemed during the 12-month period beginning on June 30 of the following years:

2018:104.250%
2019:102.125%
2020 and thereafter: 100.00%

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Prior to June 30, 2018, we may redeem all or any portion of the New Unsecured Notes at a redemption price equal to 100% of the aggregate principal amount of the New Unsecured Notes to be redeemed, plus the Applicable Premium and accrued and unpaid interest.

“Applicable Premium” means, with respect to a New Unsecured Note at any redemption date, the excess of (1) the present value at such time of (a) redemption price of such New Unsecured Note as of June 30, 2018 (without regard to accrued and unpaid interest) plus (b) all required interest payments due on such New Unsecured Note through June 30, 2018 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the principal amount of such New Unsecured Note.

In addition, prior to June 30, 2018, we may, at our option, on one or more occasions, redeem up to 35% of the aggregate original principal amount of the New Unsecured Notes in an amount not greater than the net cash proceeds from certain equity offerings, at a redemption price equal to 108.500% of the aggregate principal amount of the New Unsecured Notes plus accrued and unpaid interest.

Distribution	144A for life.

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Exhibit G

REGISTRATION RIGHTS AGREEMENT TERM SHEET

This Registration Rights Agreement Term Sheet summarizes the material terms and conditions of the Registration Rights Agreement (“Agreement”) to be entered into among the Holders and the Company. The Agreement will be entered into on the date of Consummation of the Exchange Offer. All capitalized terms used but not defined herein shall have the meanings set forth in the support agreement entered into among W&T Offshore, Inc. and the Holders party thereto (the “Support Agreement”).

Registrable Securities	“Registrable Securities” are (a) shares of common stock of W&T Offshore, Inc. (the “Shares”) to be acquired by the Holders party to the Support Agreement in the Exchange Offer, (b) any additional Shares paid, issued or distributed in respect of any such Shares by way of a stock dividend, stock split or distribution, or in connection with a combination of Shares and (c) any additional Shares acquired by any Holder in open market or other purchases; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities when (i) a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (ii) such Registrable Security has been disposed of pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act of 1933, as amended (the “Securities Act”); (iii) such Registrable Security is held by the Company or one of its subsidiaries or Affiliates; (iv) such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under the Agreement are not assigned to the transferee of such securities pursuant to the terms of the Agreement or (v) when such Registrable Security becomes eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act.

Initial Shelf Registration Statement

The Company will file a shelf registration statement on Form S-1 (or Form S-3, if available) (the “Initial Shelf Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on or prior to the 45th day following the date of the Agreement.

The Company will use its commercially reasonable efforts to cause the Initial Shelf Registration Statement to be declared effective by the Commission, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Initial Shelf Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”).

If the Initial Shelf Registration Statement shall be unavailable after its initial effective date, for so long as any Registrable Securities remain outstanding, the Company will use its commercially reasonable efforts to register the Registrable Securities on another registration statement (each such registration statement under the Agreement and the Initial Shelf Registration Statement, a “Registration Statement”), (ii) use its commercially reasonable efforts to cause any such registration statement to be declared effective by the Commission and (iii) use its commercially reasonable efforts to keep such other registration statement continuously effective until all Registrable Securities have been sold.

Any Registration Statement, when effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement or documents incorporated therein by reference, in the light of the circumstances under which a statement is made). As soon as practicable following the date that any Registration Statement becomes effective, but in any event within two (2) Business Days of such date, the Company shall provide the Holders with notice of the effectiveness of such registration statement.

Demand Registration	No Holder shall be entitled to any “demand” rights or similar rights that would require the Company to effect an Underwritten Offering solely on behalf of the Holders.

Underwritten Offering

An Underwritten Offering means an offering (including an offering pursuant to any registration statement under the Agreement) in which Shares are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

In connection with any Underwritten Offering, the Company shall be entitled to select the Managing Underwriter or Underwriters. The Holders of a majority of the Registrable Securities in an Underwritten Offering, with the consent of the Company, which consent may not be unreasonably delayed or withheld, will select one or more investment banking firms to be the managing underwriter or underwriters.

In connection with any Underwritten Offering, the Company will cause at least one (1) executive officer and its Chief Financial Officer and/or Chief Accounting Officer to attend and participate in “road shows” and other information meetings organized by the underwriters, if any, as reasonably requested; provided, that the Company will have no obligation to participate in more than two (2) “road shows” in any twelve (12)-month period and such participation will not unreasonably interfere with the business operations of the Company.

Grace Periods	After a Registration Statement has been declared effective by the Commission, the Company may, upon written notice to any Holder whose Registrable Securities are included in such registration statement, postpone the filing or effectiveness of, or suspend the use of, a registration statement if, in the Company’s good faith determination, such use would (a) materially interfere with a significant acquisition, reorganization, financing or other similar transaction involving the Company, (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential and the Company may delay the disclosure of such material non-public information or (c) render the Company unable to comply with applicable securities laws; provided, however, in no event shall the Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of 60 days in any 365-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Holder in connection with an Underwritten Offering. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated by the Agreement.

Lock Up Provisions	Each Holder will agree, if requested by the underwriters of an Underwritten Offering, to enter into a customary lock-up agreement with such underwriter(s) in connection with such Underwritten Offering providing such Holder will not effect any public sale or distribution of Registrable Securities during an otherwise agreed to period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering, provided that the duration of such restriction shall be no longer than the duration of the shortest restriction generally imposed by such underwriter(s) on the Company or the officers, directors or any other Affiliate of the Company on whom a restriction is imposed and the restrictions of such lock-up agreement shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.

Rule 144A Reporting	The Company agrees to use commercially reasonable efforts to make customary efforts, including to make and keep public information regarding the Company available and make such filings of reports and other documents and furnish such reports to Holders, for the purpose of permitting the sale of the Registrable Securities to the public without registration.

Transfer of Registration Rights	Any Holder may freely assign its rights under the Agreement with respect to any Registrable Securities in connection with any transfer of such Registrable Securities, subject to certain customary conditions, provided that (a) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such original Holder under the Agreement, (c) the transferor or assignor is not relieved of any obligations or liabilities under the Agreement arising out of events occurring prior to such transfer, and (d) following the completion of such assignment, the assignee will hold at least 1% of the outstanding Shares.

Fees and Expenses	The Company will pay all reasonable expenses incident to the Company’s performance under or compliance with the Agreement to effect the registration of the Registrable Securities, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering, including all reasonable fees and disbursements of one legal counsel to the Holders retained in connection with any Underwritten Offering by the Holders pursuant to their rights under the Agreement (including the filing or amendment of any registration statement, prospectus or free writing prospectus in connection therewith).

Indemnification	The Agreement will contain customary indemnification provisions for the benefit of the Company and the Holders.

Limitation on Subsequent Registration Rights	Company shall not, without prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company on a basis other than pari passu with, or expressly subordinate to the rights of, the Holders of Registrable Securities under the Agreement.

Governing Law	New York.

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